STOCK PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 6, 2006

                                      AMONG

                            NEW FRONTIER MEDIA, INC.

                MARC LAURENCE GREENBERG TRUST DATED MAY 11, 2001

                    GOLDBERG FAMILY TRUST DATED JUNE 15, 2001

                                       AND

                             MARC LAURENCE GREENBERG

                                       AND

                               RICHARD B. GOLDBERG



ARTICLE I. DEFINITIONS........................................................................................... 1

ARTICLE II. PURCHASE AND SALE OF THE SHARES......................................................................11
         2.1        Purchase and Sale............................................................................11
         2.2        Closing......................................................................................11

ARTICLE III. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE; ESCROW AGREEMENT.........................................11
         3.1        Purchase Price; Payment of Purchase Price....................................................11
         3.2        Contingent Payments..........................................................................12
         3.3        Escrow Amounts...............................................................................13

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE TARGETS......................................13
         4.1        Capitalization; Legal Status; Qualification; Title to Shares.................................14
         4.2        Subsidiaries.................................................................................14
         4.3        No Violation.................................................................................15
         4.4        Ownership of Assets..........................................................................15
         4.5        Financial Statements.........................................................................15
         4.6        Absence of Undisclosed Liabilities...........................................................16
         4.7        Real Property; Leased Real Property..........................................................16
         4.8        Insurance....................................................................................17
         4.9        Contracts....................................................................................17
         4.10       Litigation; Orders...........................................................................18
         4.11       Environmental Laws...........................................................................18
         4.12       Intellectual Property and Information Technology.............................................19
         4.13       Employees; Independent Contractors...........................................................20
         4.14       Employee Benefit Matters.....................................................................21
         4.15       Taxes........................................................................................24
         4.16       Brokers......................................................................................26
         4.17       Absence of Certain Changes or Events.........................................................26
         4.18       Permits......................................................................................28
         4.19       Accounts Receivable..........................................................................28
         4.20       Compliance with Laws.........................................................................29
         4.21       Transactions with Related Parties............................................................29
         4.22       Indebtedness to Affiliates...................................................................29
         4.23       Agents.......................................................................................29
         4.24       Commission Sales Contracts...................................................................29
         4.25       Customers....................................................................................30
         4.26       Books and Records............................................................................30
         4.27       No Material Misstatements or Omissions.......................................................30
         4.28       Shareholders, Directors and Officers.........................................................30
         4.29       Bank Accounts; Lock Boxes....................................................................30


ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THEMSELVES........................................30
         5.1        Power and Authority; Authorizations; Execution and Validity..................................30
         5.2        Consents.....................................................................................31
         5.3        No Defaults or Conflicts.....................................................................31
         5.4        Brokers......................................................................................31
         5.5        Title to Shares; Litigation..................................................................31
         5.6        No Other Claims..............................................................................31
         5.7        Not Foreign Person...........................................................................31
         5.8        Investment...................................................................................31
         5.9        Grantor Trusts...............................................................................31

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................32
         6.1        Organization and Qualification...............................................................32
         6.2        Authority....................................................................................32
         6.3        Investment...................................................................................32
         6.4        Brokers......................................................................................32
         6.5        Litigation...................................................................................32
         6.6        Securities Filings...........................................................................32
         6.7        Purchaser's Common Stock.....................................................................33
         6.8        Consents.....................................................................................33
         6.9        No Violation.................................................................................33

ARTICLE VII. COVENANTS OF THE PARTIES............................................................................34
         7.1        Interim Conduct of Business by Targets.......................................................34
         7.2        Access to Information of Targets.............................................................35
         7.3        Opening Financial Statements.................................................................35
         7.4        Notification of Changes......................................................................36
         7.5        Consents.....................................................................................36
         7.6        Supplemental Disclosure......................................................................36
         7.7        Governmental Filings.........................................................................36
         7.8        Payoff of Revolving Credit Facility..........................................................36
         7.9        Seller Loans.................................................................................36
         7.10       Sale by Sellers of Purchaser's Common Stock..................................................37
         7.11       Certain Tax Matters..........................................................................37
         7.12       Employee Benefit Plans.......................................................................40
         7.13       Releases of Seller's Guarantees..............................................................41
         7.14       Further Assurances...........................................................................41

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE.......................................................41
         8.1        Conditions Precedent to Obligation of Purchaser..............................................41
         8.2        Conditions Precedent to Obligation of Sellers................................................43

ARTICLE IX. INDEMNIFICATION......................................................................................45
         9.1        Purchaser Claims for Indemnification.........................................................45
         9.2        Limits on Purchaser Claims for Indemnification...............................................45
         9.3        Purchaser Indemnification....................................................................46
         9.4        Assertion of Claims..........................................................................47
         9.5        Source of Recovery...........................................................................47
         9.6        Third Party Claims...........................................................................47


ARTICLE X. TERMINATION...........................................................................................48
         10.1       Termination of Agreement.....................................................................48
         10.2       Effect of Termination........................................................................49

ARTICLE XI. GENERAL  50
         11.1       Amendments...................................................................................50
         11.2       Waivers......................................................................................50
         11.3       Notices......................................................................................50
         11.4       Successors and Assigns; Parties in Interest..................................................51
         11.5       Severability.................................................................................51
         11.6       Entire Agreement.............................................................................51
         11.7       Governing Law................................................................................52
         11.8       Arbitration..................................................................................52
         11.9       Release of Information; Confidentiality......................................................52
         11.10      Certain Construction Rules...................................................................52
         11.11      Counterparts.................................................................................53
         11.12      General Release..............................................................................53


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of February 6, 2006 (this "Agreement"), is entered into by and among New Frontier Media, Inc., a Colorado corporation ("Purchaser"), Marc Laurence Greenberg Trust dated May 11, 2001 (the "Greenberg Trust"), Goldberg Family Trust dated June 15, 2001 (the "Goldberg Trust" and, together with the Greenberg Trust, the "Trusts"), Marc Laurence Greenberg, an individual ("Greenberg"), and Richard B. Goldberg, an individual ("Goldberg").

         WHEREAS, the Trusts collectively own (i) 100% of the issued and outstanding capital stock (the "MRG Shares") of MRG Entertainment, Inc., a California corporation ("MRG") and (ii) 100% of the issued and outstanding capital stock (the "Lifestyle Shares" and, together with the MRG Shares, the "Shares"), of Lifestyles Entertainment, Inc., a California corporation ("Lifestyles"); and

         WHEREAS, Purchaser desires, upon the terms and conditions hereinafter set forth, to purchase all of the Shares from the Trusts; and

         WHEREAS, Sellers (as hereinafter defined) desire, upon the terms and conditions hereinafter set forth, that the Trusts sell all of the Shares to the Purchaser.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

         As used in this Agreement:

         "AAA" has the meaning specified in Section 11.8.

         "Act" means the Securities Act of 1933, as amended from time to time, or any successor statute.

         "Affiliate" means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer or director, general partner, member, trustee or beneficiary of such Person, and each Person who is the beneficial owner of 10% or more of such Person's outstanding stock or other equity interests having ordinary voting power in the election of directors of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

         "Agreement" has the meaning specified in the preamble..

         "Alternative A Cash Consideration" has the meaning specified in Section 3.1(a).

         "Alternative A Escrow Amount" has the meaning specified in Section 3.3(a)(i).

         "Alternative A Purchase Price" means the purchase price described in
Section 3.1(a).

         "Alternative A Stock Consideration" has the meaning specified in
Section 3.1(a).

         "Alternative B Escrow Amount" has the meaning specified in Section 3.3(a)(ii).

         "Alternative B Purchase Price" means the purchase price described in
Section 3.1(b).

         "Amended Tax Returns" has the meaning specified in Section 7.11(i).

         "Assets" has the meaning specified in Section 4.4.

         "Average Closing Price" means the simple arithmetic average of the volume weighted average prices for the shares of Purchaser's Common Stock, as calculated for the period beginning at 9:30 a.m., New York City time and concluding at 4:00 p.m., New York City time, for each of the trading days in the period of thirty (30) consecutive trading days ending on the trading day immediately preceding the Closing Date, as reported by Bloomberg Financial LP (using the NOOF Equity AQR function).

         "Basket" has the meaning specified in Section 9.2(b).

         "Benefit Plans" has the meaning specified in Section 4.14(a).

         "Bienstock Consulting Agreement" shall mean that certain Consulting Agreement dated January 1, 2001 between MRG and Marc Bienstock.

         "Buy-Sell Agreement" has the meaning specified in Section 8.1(m).

         "Claims" has the meaning specified in Section 9.2(a).

         "Closing" has the meaning specified in Section 2.2.

         "Closing Date" has the meaning specified in Section 2.2.

         "COBRA" has the meaning specified in Section 4.14(m).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

         "Copyrights" shall mean all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium of expression, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor and to obtain all other forms of injunctive, equitable and other relief related thereto.

         "Delinquent Tax Returns" has the meaning specified in Section 7.11(i).

         "Drop Dead Date" has the meaning specified in Section 10.1(b).

         "Earnings and Profits Payment" has the meaning specified in Section 3.2(a)(i).

         "Earnout Agreement" has the meaning specified in Section 3.1(a).

         "Earnout Consideration" has the meaning specified in Section 3.1(a).

         "Environmental Claims" means any written complaint, summons, citation, notice, directive, order or claim, or any pending litigation, judicial or administrative proceeding or judgment, from or by any Governmental Authority, or any third party asserting or finding violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or business of any Target or any corporate predecessor in interest for which a Target would be liable under any Environmental Law; or (ii) from or onto any facilities which received Hazardous Materials generated by a Target or any corporate predecessor in interest for which a Target would be liable under any Environmental Law.

         "Environmental Law" means any Law concerning Releases into any part of the indoor or outdoor environment, or activities that might result in damage to the indoor or outdoor environment, or any law that is concerned in whole or in part with the indoor or outdoor environment or with protecting or improving the quality of the indoor or outdoor environment, natural resources, or wildlife or protecting public and employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conversation and Recovery Act (42 U. S. C. ss. 6901 et seq.), the Clean Water Act (33 U. S. C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous federal, state or local statutes, ordinances and regulations imposing liability or establishing standards of conduct for the protection of the environment.

         "Environmental Permit" means any Permit, approval, variance or permission required or waiver or exemption granted under any applicable Environmental Law.

         "ERISA Affiliate" has the meaning specified in Section 4.14(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" has the meaning specified in Section 3.3(a).

         "Escrow Agreement" has the meaning specified in Section 3.3(b).

         "Escrow Amount" has the meaning specified in Section 3.3(a)(ii).

         "Estimated Opening Balance Sheet" has the meaning specified in Section 7.3.

         "Exchange Act" has the meaning specified in Section 6.6.

         "Extended Drop Dead Date" has the meaning specified in Section 10.1(b).

         "Finally Resolved" means that the amount due to Purchaser Indemnitees or Sellers, as the case may be, after such amount has been finally determined under and in accordance with the provisions of ARTICLE IX, by agreement of the parties hereto, or by the decision of a court of competent jurisdiction after the expiration of all time periods in which to file any appeal, or as determined in accordance with such other provisions of this Agreement or the Escrow Agreements as may apply.

         "Financial Statements" means, collectively, the Historical Financial Statements, the Latest Financial Statements and the Opening Financial Statements.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time through the Closing Date as applied on a consistent basis from period to period by the Targets in the past as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

         "Goldberg" means the individual specified in the preamble.

         "Goldberg Trust" has the meaning specified in the preamble.

         "Governmental Authority" means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

         "Greenberg" means the individual specified in the preamble.

         "Greenberg Trust" has the meaning specified in the preamble.

         "Guaranteed Indebtedness" of any Person means all Indebtedness of any other Person that is either (i) guaranteed directly or indirectly in any manner by such Person, or (ii) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including without limitation accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "Hamilton Judgment" has the meaning specified in Section 3.2(b).

         "Hazardous Materials" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a toxic or hazardous substance or material, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste, under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive materials; and (e) any raw materials, building components (including but not limited to asbestos-containing materials) and manufactured products containing Hazardous Materials.

         "Historical Financial Statements" has the meaning specified in Section 4.5.

         "Indebtedness" means, for any Person, without duplication, (a) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of any property, (b) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, indenture or similar instrument, (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (d) all obligations owed pursuant to any interest rate hedging arrangement, (e) Guaranteed Indebtedness and (f) all other indebtedness secured by any Lien (other than Permitted Liens) on any property or asset owned or held by such Person, other than pursuant to license agreements entered into in the ordinary course of business.

         "Indemnified Party" has the meaning specified in Section 9.6(a).

         "Indemnifying Party" has the meaning specified in Section 9.6(a).

         "Individual Sellers" means, collectively, Greenberg and Goldberg, and "Individual Seller" means either of them.

         "Intellectual Property" means and includes (a) Patent Rights, (b) Trademark Rights, (c) Copyrights, (d) Know-How, (e) Trade Secrets and (f) Internet domain name registrations.

         "Inventions" means and includes novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable.

         "IRS" has the meaning specified in Section 4.14(b).

         "Know-How" means scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience used in the operation of any Target.

         "Knowledge" or "Knowledge of Sellers" means the actual knowledge of Greenberg or Goldberg; provided, however, Greenberg and/or Goldberg shall be deemed to have actual knowledge of a particular fact or other matter if a prudent individual would reasonably be expected to be aware of such fact or other matter.

         "Latest Balance Sheet" has the meaning specified in Section 4.5.

         "Latest Financial Statements" has the meaning specified in Section 4.5.

         "Law" means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation.

         "Legal Proceeding" means any judicial, administrative or arbitral action, suit, or proceeding (public or private), investigation, litigation, complaint or claim, whether civil, criminal or regulatory, in law or in equity, by a Governmental Authority or a third party, that is pending or that any Seller or any Target has received written notice or has Knowledge.

         "Liabilities" means liabilities or obligations of any nature, whether absolute, accrued, contingent, liquidated or otherwise, whether due or to become due, whether asserted or unasserted and whether or not required to be reflected or reserved against on a balance sheet under GAAP, including any liability for Taxes.

         "Licensed Intellectual Properties" has the meaning specified in Section 4.12(b).

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, claim, easement, covenant, encroachment, title defect or any other encumbrance whatsoever.

         "Lifestyle Shares" has the meaning specified in the preamble.

         "Lifestyles" has the meaning specified in the preamble.

         "Losses" has the meaning specified in Section 9.1.

         "Material Adverse Effect" means any event, change, circumstances, development or effect that has an adverse effect aggregating $50,000 or more on the business, assets, liabilities, condition (financial or otherwise), or results of operation of the entity and all its Subsidiaries, taken as a whole; provided, in no event shall any of the following be taken into account (alone or in combination with any other event identified in this proviso) in determining whether there has been such a Material Adverse Effect: (i) any change, event, circumstance, development or effect attributable to conditions generally in the industry in which the Targets operate, except to the extent that any such change, event, circumstance, development or effect has an adverse effect on the entity and all its Subsidiaries that is materially and disproportionately greater that the adverse effect on comparable entities operating in such industry in which the party operates; (ii) general economic, political or market conditions, or acts of terrorism or war (whether or not formally declared);
(iii) any change in Law generally applicable to the industry; and (iv) any event, change, circumstance, development or effect arising out of or resulting from (x) the public announcement or pendency of this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Purchaser Transaction Agreements or the Seller Transaction Agreements, (y) the performance of this Agreement or (z) the taking of any action that is required or expressly permitted by this Agreement or consented to by the other party pursuant to this Agreement.

         "Material Contracts" has the meaning specified in Section 4.9(a).

         "Minimum Working Capital Liquidity Threshold" means an amount equal to $1,000,000.

         "Minimum Working Capital Shortfall Amount" means a dollar amount equal to the Minimum Working Capital Liquidity Threshold minus the Opening Balance Sheet Working Capital Amount; provided, however, in the event the calculation of the Minimum Working Capital Shortfall Amount results in a dollar amount of $0.00 or a negative dollar amount, there shall not be, for purposes of this Agreement, a Minimum Working Capital Shortfall Amount.

         "MRG Shares" has the meaning specified in the preamble.

         "MRG" has the meaning specified in the preamble.

         "Non-Income Tax" has the meaning specified in Section 7.11(h)(ii).

         "Opening Balance Sheet Working Capital Amount" means the amount of working capital of the Targets based on the Opening Balance Sheet, as determined in the sole discretion of Purchaser's Outside Audit Firm.

         "Opening Balance Sheet" has the meaning specified in Section 7.3.

         "Opening Financial Statements" has the meaning specified in Section
7.3.

         "Order" means any order, judgment, injunction, ruling, writ, award or decree by any court, administrative body or other tribunal or Governmental Authority specifically identified by its terms as applicable to any Seller or any Target.

         "Organizational Documents" means, with respect to any Person, the relevant certificate or articles of incorporation, trusts, bylaws, memoranda, constitutional, organizational or other formation and governance documents of such Person.

         "Owned Intellectual Properties" has the meaning specified in Section 4.12(a).

         "Patent Rights" means and includes all domestic and foreign patents (including without limitation certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor and to obtain all other forms of injunctive, equitable and other relief related thereto.

         "Pension Plan" has the meaning specified in Section 4.14(a).

         "Permit" means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

         "Permitted Liens" means: (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, (b) workers', repairmen's, and similar Liens imposed by Law that have not been recorded and that have been incurred in the ordinary course of business consistent with past practices relating to obligations as to which there is no material default on the part of any Target and provided that such Liens do not exceed $50,000 in the aggregate, and (c) Liens granted to licensors or licensees of the Targets with respect to Intellectual Property or Products involved in license or distribution agreements between a Target and such licensors or licensees.

         "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or other entity.

         "Pre-Closing Returns" has the meaning specified in Section 7.11(b).

         "Pro Rata Share" means with respect to each Trust, the collective number of shares in MRG and Lifestyles owned by it in proportion to all Shares of MRG and Lifestyles owned by all Trusts as identified on Exhibit A.

         "Producer Advances" has the meaning specified in Section 3.2(a)(i).

         "Producer's Report" has the meaning specified in Section 3.2(a)(iii).

         "Purchase Price" has the meaning specified in Section 2.1.

          "Purchaser" has the meaning specified in the preamble.

         "Purchaser Indemnitees" has the meaning specified in Section 9.1.

         "Purchaser Transaction Agreements" means this Agreement and the agreements, instruments, documents and certificates to be executed at the Closing by Purchaser, including the Escrow Agreements, the Seller Noncompetition Agreements, the Earnout Agreement, the Seller Employment Agreements and the Registration Rights Agreement.

         "Purchaser's Common Stock" means the shares of common stock of Purchaser, or any other shares of capital stock into which such shares are converted and any shares of capital stock or assets issued in respect thereof.

         "Purchaser's Indemnification Cap" has the meaning specified in Section 9.2(a).

         "Purchaser's Outside Audit Firm" means CNM, LLP.

         "Real Property Lease" has the meaning specified in Section 4.7.

         "Registration Rights Agreement" has the meaning specified in Section 7.10(b).

         "Related Party" means (i) any Seller, (ii) any Affiliate of any Seller or any Target, or (iii) any grandparent, parent, brother, sister, child, spouse or trustee of any such Affiliate, Seller or Target.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by Targets including, without limitation, the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater or property, but excluding any release, emission or discharge authorized under any Environmental Permit or provision of Environmental Law.

         "Released Parties" has the meaning specified in Section 11.12.

         "Required Consents" has the meaning specified in Section 4.3.

         "Revolving Credit Facility" means the credit facility identified in that certain Accounts Receivable Loan Agreement dated as of April 18, 2003, as amended (i) by that certain First Amendment to Accounts Receivable Loan Agreement dated as of July 20, 2004, and (ii) that certain Second Amendment to Accounts Receivable Loan Agreement dated as of December 22, 2004, by and among MRG, Lightning Entertainment, Inc., Magic Hour Pictures, Inc., and City National Bank.

         "Rights" means all arrangements, calls, commitments, contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any kind relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock.

          "Schedule" means the disclosure schedule provided by Sellers to Purchaser pursuant to this Agreement.

         "SEC" has the meaning specified in Section 6.6.

          "Securities Filings" has the meaning specified in Section 6.6.

         "Seller Employment Agreements" has the meaning specified in Section 8.1(o)(ii).

         "Seller Loans" has the meaning specified in Section 7.9.

         "Seller Noncompetition Agreements" has the meaning specified in Section 8.1(o)(ii).

         "Seller Transaction Agreements" means this Agreement and the other agreements, instruments, documents and certificates to be executed at the Closing by Sellers, including without limitation the Escrow Agreements, the Seller Noncompetition Agreements, the Earnout Agreement, the Seller Employment Agreements and the Registration Rights Agreement.

         "Sellers" means, collectively, the Trusts, Greenberg and Goldberg.

         "Sellers' Board Designee" has the meaning specified in Section 8.2(h).

         "Sellers' Indemnification Cap" has the meaning specified in Section
9.3.

         "Shares" has the meaning specified in the preamble.

         "Straddle Period" has the meaning specified in Section 7.11(h).

          "Subsidiary" of any Person means (i) a corporation of which more than fifty percent (50%) of the outstanding shares of capital stock of each class having ordinary voting power is owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries; or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof directly or indirectly has more than fifty percent (50%) of the voting power thereof.

         "Target" means any of the Targets.

         "Targets" means, collectively, MRG and Lifestyles and their respective subsidiaries, whether wholly or partially owned by MRG or Lifestyles, as the case may be, including without limitation, Lightning Entertainment, Inc., a California corporation, SG Productions, Inc., a California corporation, Lightning Entertainment Productions, Inc., a California corporation, Magic Hour Pictures, Inc., a California corporation, and Third Street Pictures, Inc., a California corporation.

         "Tax Accruals" means all Taxes that have been accrued in the Opening Balance Sheet.

         "Tax Return" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "Tax" or "Taxes" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, income or profit, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, workers' compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any taxing authority).

         "Third Party Claim" has the meaning specified in Section 9.6(a).

         "Trade Secrets" means any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing.

         "Trademark Rights" means and includes all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), including the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor and to obtain all other forms of injunctive, equitable and other relief related thereto, and all designs and logotypes related to such trademarks, in any and all forms, and all trademark registrations and applications for registration related to such trademarks.

         "Transfer Tax" means sales, use, transfer, real property transfer, filing, recording, stock transfer, stamp, stamp duty reserve, value added, documentary and other similar Tax.

         "Trust" means either of the Trusts.

         "Trusts" has the meaning specified in the preamble.

         "Uncapped Sections" has the meaning specified in Section 9.2(a).

         "Welfare Plan" has the meaning specified in Section 4.14(a).

         "Working Capital" means the consolidated working capital of all the Targets, calculated as (i) the sum of current assets, including all accounts receivable, inventory (library), prepaid expenses, cash and cash equivalents, and minus (ii) the sum of all current liabilities, including all accounts payable, advance billings, accrued payroll, accrued expenses and all amounts outstanding under the Revolving Credit Facility.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, each of the Trusts hereby agrees to sell, assign and transfer its Shares to Purchaser, and Purchaser hereby agrees to purchase and acquire the Shares from each Trust. The purchase price to be paid by Purchaser for the Shares as set forth in Section 3.1(a) or 3.1(b), whichever applies (the "Purchase Price") shall, at Purchaser's option to be designated in writing by Purchaser at least two (2) business days prior to the Closing, be payable in accordance with Section 3.1(a) or 3.1(b), whichever applies as designated by Purchaser. The Purchase Price will be paid to the Trusts in the proportions set forth on Exhibit A.

     2.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at Noon, Denver, Colorado time on February 10, 2006 at the offices of Kamlet Shepherd & Reichert, LLP, 1515 Arapahoe Street, Tower One, Suite 1600, Denver, Colorado 80202, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

                                  ARTICLE III

                   PURCHASE PRICE; PAYMENT OF PURCHASE PRICE;
                                ESCROW AGREEMENT

     3.1 Purchase Price; Payment of Purchase Price.

            (a) Alternative A Purchase Price. In the event Purchaser elects to purchase the Shares for the purchase price described in this Section 3.1(a) (the "Alternative A Purchase Price"), Purchaser shall pay aggregate consideration to the Trusts in an amount up to Twenty-Two Million Dollars ($22,000,000) consisting of (i) cash in the amount of $15,000,000 payable to the Trusts on the Closing Date by wire transfer of immediately available funds to accounts designated by them (the "Alternative A Cash Consideration"); (ii) that number of shares of Purchaser's Common Stock determined by dividing $5,000,000 by the Average Closing Price to be issued to the Trusts at Closing (the "Alternative A Stock Consideration"); and (iii) performance-based cash earnout payments up to an aggregate amount of $2,000,000 ("Earnout Consideration") payable to the Trusts in accordance with and subject to the provisions of an Earnout Agreement in the form attached as Exhibit B (the "Earnout Agreement").

            (b) Alternative B Purchase Price. In the event Purchaser elects to purchase the Shares for the purchase price described in this Section 3.1(b) (the "Alternative B Purchase Price"), Purchaser shall pay aggregate consideration to the Trusts in the amount of Twenty Million Dollars ($20,000,000) in cash by wire transfer of immediately available funds to accounts designated by the Trusts.

     3.2 Contingent Payments.

            (a) Earnings and Profit Payment.

                (i) After the Closing Date, as part of and in addition to the
            Purchase Price, Purchaser shall pay to Sellers an amount of up to One Million Dollars ($1,000,000) (the "Earnings and Profits Payment"), in respect of advances made by Targets to those certain producers identified on Schedule 3.2 ("Producer Advances") pursuant to the Contracts with such producers. The Earnings and Profits Payment is based on the recoupment by Targets of the Producer Advances identified on Schedule 3.2.

                (ii) Following the Closing Date, the Opening Balance Sheet shall be prepared as set forth in this Agreement. If the Opening Balance Sheet Working Capital Amount does not equal or exceed the Minimum Working Capital Liquidity Threshold (as determined in the sole discretion of Purchaser's Outside Audit Firm), the potential Earnings and Profits Payment shall be reduced by the amount of such shortfall.

                (iii) The Targets shall prepare and deliver to each producer identified on Schedule 3.2 a producer's report ("Producer's Report") on a timely basis as set forth in each Contract. The Producer's Report shall set forth the amounts collected by the applicable Target in connection with the applicable Contract during the relevant accounting period and the application of such amounts by the Target. If pursuant to the Producer's Report any portion of the Producer Advance has been recouped by the Target during the relevant accounting period, then within thirty (30) days thereafter, Purchaser shall pay to the Trusts on a pro-rata basis, the applicable portion of the Earnings and Profits Payment due based on the aggregate amount of the Producer Advances recouped (e.g., after taking into account the prior recovery by the Targets of the fees, expenses and commissions, any sales agency or similar fees payable to the Targets, any monies advanced by the Targets for repair or delivery costs or any marketing or similar fees); provided, however that Sellers shall not be entitled to any portion of the Earnings and Profit Payment for any recoupment of Producers Advances after February 10, 2009.

                (iv) All payments to be made to any Target in connection with any Producer Advances listed on Schedule 3.2 belong to the Targets and not to Sellers and payment to Sellers shall be expressly subject to the terms of this Section 3.2. The parties shall cooperate in good faith with each other in connection with the collection of monies to be applied to the Seller Producer Advances.

            (b) Hamilton Entertainment Judgment. Sellers and Purchaser acknowledge that an award of judgment in favor of MRG against Dean Hamilton Entertainment, Inc. and Dean Hamilton, individually, in the sum of $1,530,550.43 was entered by the Superior Court of the State of California for the County of Los Angeles on March 14, 2001 in the case of MRG Entertainment, Inc. v. Dean Hamilton Entertainment, Inc.; Dean Hamilton; and Does 1 through 20, Inclusive, Case No. BC 211209 (the "Hamilton Judgment"). Sellers and Purchaser agree as follows with respect to the Hamilton Judgment: (i) the Hamilton Judgment is presently and will continue to be a corporate asset of MRG; (ii) any proceeds recovered by MRG in connection with the Hamilton Judgment shall be distributed as follows: (A) 25% shall be payable to each of the Trusts (and shall be included as and added to the Purchase Price), provided, however, any such payments to the Trusts shall be net of all attorneys' fees, costs and expenses incurred by MRG in connection with the collection of such monies; and (B) the net balance shall be retained by MRG. Notwithstanding the foregoing, neither Purchaser nor MRG shall have any obligation to pursue the collection of any amount of the Hamilton Judgment.

     3.3 Escrow Amounts.

            (a) Notwithstanding anything to the contrary contained in this Agreement, in order to secure the indemnity obligations of Sellers under this Agreement and in order to provide for the reimbursement of Purchaser in respect of such indemnity obligations, and without limiting any other rights which Purchaser may have pursuant to this Agreement, Purchaser shall deliver to First Community Bank (the "Escrow Agent"):

                (i) In the event that the Purchaser elects to pay the
            Alternative A Purchase Price, $2,550,000 of the Alternative A Cash Consideration in respect of Sellers' indemnity obligations under this Agreement ("Alternative A Escrow Amount") or, alternatively,

                (ii) In the event that the Purchaser elects to pay the
            Alternative B Purchase Price, $3,050,000 of the Alternative B Purchase Price ("Alternative B Escrow Amount" or the Alternative A Escrow Amount, whichever applies, is referred to as the "Escrow Amount").

            (b) The Escrow Amount shall be held by the Escrow Agent until distributed pursuant to the Escrow Agreement attached as Exhibit C (the "Escrow Agreement"), and shall be paid in accordance with Section 6 of the Escrow Agreement. The parties agree that up to $1,000,000 (plus interest earned thereon) may be released from the Escrow Amount following the completion of the IRS Audit (as such term is defined in the Escrow Agreement) subject to and in accordance with the terms of the Escrow Agreement. All costs and expenses incurred by any Target in connection with the IRS Audit and any costs and expenses associated with contesting the amount of any Tax Liability imposed by the IRS in connection with the IRS Audit (whether incurred by Purchaser, Targets or Sellers) shall be at the sole cost and expense of Sellers and reimbursed to Targets and Purchaser, as applicable; provided that Purchaser not charge Sellers for the reasonable assistance of Al Haferkamp (if employed by Purchaser or Targets), Greenberg and Goldberg in contesting the amount of such Tax Liability.


            (c) Notwithstanding the foregoing, this Section 3.3 shall be subject in all respects to the terms and conditions of the Escrow Agreement.

                                  ARTICLE IV.

         REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE TARGETS

         Sellers, jointly and severally, represent, warrant and covenant to Purchaser as of the date hereof and the Closing Date, with full knowledge that such representations, warranties and covenants are a material consideration and inducement to the execution of this Agreement by Purchaser and the consummation of the transactions contemplated hereunder, as follows:

     4.1 Capitalization; Legal Status; Qualification; Title to Shares.

            (a) Each Target is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power, authority and capacity to own all of its property and assets presently owned and to carry on its business as presently conducted. Each Target is duly qualified or licensed to do business and is in good standing as a foreign corporation in all jurisdictions where the nature or conduct of its business as now conducted requires such qualification. Sellers have furnished to Purchaser for each Target and Trust a complete and correct copy of its Organizational Documents, each as amended or restated, as in effect on the date of this Agreement and as in effect as of the Closing. None of the Targets or the Trusts is in violation of any of the provisions of its Organizational Documents. The minute books of each Target contain in all material respects complete and accurate records of all actions taken and resolutions adopted by its Board of Directors (and any committees thereof) and shareholders since its organization. The stock transfer ledger of each Target accurately reflects the ownership of its capital stock. Complete and accurate copies of all the minute books of each Target and the stock transfer ledger of each Target have been furnished to Purchaser.

            (b) The authorized and issued capital stock of each Target is set forth in Schedule 4.1 hereof. All of the shares of capital stock of each Target are fully paid and non-assessable and were validly and legally issued pursuant to a valid exemption from registration under applicable securities laws, including under the Act where it is applicable. There are no outstanding Rights obligating or which could obligate the Targets to issue any additional shares of their capital stock of any class or series. There are no outstanding rights to either demand registration of any shares of the capital stock of any class or series of the Targets under applicable securities laws or to sell any shares of the capital stock of any class or series of the Targets in connection with such a registration. None of the outstanding shares of capital stock of any class or series of the Targets on the date hereof has been issued in violation of any preemptive rights of the current or past shareholders of the Targets. Exhibit A sets forth a true and compete list of all the holders of the Shares and their respective Pro Rata Shares. Except as set forth on Schedule 4.1, there are no agreements, voting trusts or other agreements or understandings between or among any Sellers or to which any Seller is bound with respect to the transfer, sharing of profits or losses, or voting of any of its Shares.

            (c) Except as set forth on Schedule 4.1, the Trusts own the Shares free and clear of all Liens. Other than the Shares, there are no shares of capital stock of any Target which are not owned free and clear of all Liens by a Target or a direct or indirect Subsidiary of a Target. Upon delivery of certificates representing the Shares to be sold by the Trusts hereunder and payment therefor pursuant to this Agreement, the Purchaser will acquire good and marketable title to such Shares, free and clear of all Liens.

     4.2 Subsidiaries. (i) Except as set forth on Schedule 4.2, no Target has any Subsidiaries, nor does any Target, directly or indirectly, own or have any interest in the capital stock of, or any other equity interest in, any Person; and (ii) Sellers have disclosed pursuant to this Agreement or its Schedules all Subsidiaries that any Target, directly or indirectly, currently owns or has an equity interest in. In the event any Target has ever had any direct or indirect ownership interest in any Person not set forth on Schedule 4.2, such Target has withdrawn or otherwise disposed of such interest and/or caused the dissolution of such Person in accordance with applicable Laws.

     4.3 No Violation. Except as set forth in Schedule 4.3 (collectively, the "Required Consents"), the execution and delivery by Sellers of this Agreement or any other Seller Transaction Agreements to which they are parties, the consummation of the transactions contemplated hereby and thereby, and the performance by Sellers of this Agreement and each other Seller Transaction Agreement to which they are parties in accordance with their respective terms and conditions will not:



            (a) Conflict with the Organizational Documents of any Seller or any of the Targets;

            (b) Require Sellers or any of the Targets to obtain any consents, approvals, Permits, authorizations or actions of, or make any filings with or give any notices to, any Governmental Authority or any other Person;

            (c) Violate any Law of any Governmental Authority applicable to Sellers or to any of the Targets which violation would have a Material Adverse Effect;

            (d) Violate any Orders of any court or Governmental Authority applicable to any Seller or any of the Targets or their respective properties, assets or businesses;

            (e) Violate, conflict with or result in a breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, accelerate, cancel, impose any fees or penalties, or constitute (or with notice or lapse of time or both constitute) a default under any contract, agreement, debt, note, lease, bond, mortgage, indenture or other similar instrument or license or result in the creation of any Lien upon the Shares or on any of the properties or assets of Sellers or any of the Targets; or

            (f) Violate or result in the loss of any right under, termination, revocation or suspension of any Permit.

     4.4 Ownership of Assets. Except as set forth on Schedule 4.4, the Targets have or will have, as the case may be, good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or valid license to use, the properties and assets shown or to be shown on the Latest Financial Statements and the Opening Financial Statements, as the case may be, or acquired thereafter and all other properties and assets they use in and which are necessary for the conduct of the businesses of the Targets subject to no Liens other than Permitted Liens (the "Assets"), except for (i) properties and assets disposed of in the ordinary course of business since the date of the Latest Financial Statements, (ii) defects in title that do not or would not have a Material Adverse Effect. The equipment and other tangible and intangible assets owned or leased by the Targets are sufficient to operate the businesses of the Targets as presently conducted, and all such tangible assets are in good operating condition, subject to ordinary wear and tear, and are fit for use in the ordinary course of business.

     4.5 Financial Statements. Attached hereto on Schedule 4.5 are correct and complete copies of (i) the unaudited consolidated balance sheet of the Targets as of and for the years ending December 31, 2002 and December 31, 2003 and the audited consolidated balance sheet of the Targets as of and for the year ending December 31, 2004, together with the related unaudited statements of operations and operating cash flows for the calendar years ended on such dates (collectively, the "Historical Financial Statements"), and (ii) the audited consolidated balance sheet of the Targets as of September 30, 2005 (the "Latest Balance Sheet"), together with the related audited statements of operations and operating cash flows for the period ended on such date (the Latest Balance Sheet and related statements of operations and operating cash flows, the "Latest Financial Statements"). The Historical Financial Statements and the Latest Financial Statements (A) have been prepared from the books and records of the Targets, (B) contain figures that arose out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide business transactions, (C) are true, complete and correct in all material respects, and
(D) present fairly the financial position of the Targets as of the dates indicated, and the results of their operations and cash flows for the periods presented. The Latest Balance Sheet will have footnote disclosures and customary adjustments.

     4.6 Absence of Undisclosed Liabilities.

            (a) None of the Targets has any Liabilities nor any unrealized or anticipated losses, except (A) Liabilities that are fully reflected or reserved against in the Latest Balance Sheet (including any notes thereto), which reserves are in accordance with GAAP, and (B) Liabilities incurred by the Targets which (1) have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a result of any breach of contract, tort, breach of warranty or infringement or violation of Law by a Target) consistent with prior practice or (2) are not required by GAAP to be reflected or reserved against on a balance sheet. Except as set forth on Schedule
         4.6 or in the Latest Balance Sheet none of the Targets has or will have any Indebtedness. Except as set forth on Schedule 4.6, none of the Targets has or will be liable for any Guaranteed Indebtedness. Schedule
         4.6 further sets forth the outstanding principal amount, interest rate, maturity date, name of lender and party with respect to all Indebtedness of the Targets as of the date of the Latest Balance Sheet.

            (b) Since the date of the Latest Balance Sheet, (i) the businesses of the Targets have been conducted in the ordinary course consistent with past custom and practice, (ii) there has not occurred any event, change or development which has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) there has not been any action or transaction that, if it were taken or occurred after the date hereof, would constitute a breach of Section 7.1.

     4.7 Real Property; Leased Real Property. No Target owns any fee interest in any real property. Schedule 4.7 sets forth the only real property lease and any and all amendments thereto relating to the leased real property to which any Target is a party or is bound (the "Real Property Lease"). Sellers have made available to Purchaser a correct and complete copy of the Real Property Lease. Except as disclosed on Schedule 4.7, (i) the Real Property Lease is in full force and effect, (ii) there are no subleases under the Real Property Lease and the Real Property Lease has not been assigned by any Person, (iii) no notices of default or notices of termination have been received by a Target with respect to the Real Property Lease which have not been withdrawn or canceled; and (iv) MRG is not, and to the Knowledge of Sellers, the landlord is not in default under the Real Property Lease. Other than the Real Property Lease, no Target is a lessee or sublessee under any other real property lease or sublease. To the Knowledge of Sellers, no part of the property subject to the Real Property Lease is subject to any pending suit for condemnation or other taking by any Governmental Authority and no such condemnation or other taking is threatened.

         4.8 Insurance. Schedule 4.8 contains a true and complete list of all insurance policies currently in effect, which are held by or applicable to the Targets, and properties leased by them. All insurance policies listed on
Schedule 4.8 have been made available to Purchaser and all such insurance is in full force and effect. Except as set forth in Schedule 4.8, no Target has received any notice of cancellation or nonrenewal of any such insurance policy. Except as set forth in Schedule 4.8, no Target has been refused any insurance with respect to its assets, properties or businesses, nor has any coverage been materially limited by any insurance carrier to which a Target has applied for any such insurance or with which such Target has carried insurance during the last three years. Except as set forth on Schedule 4.8, no further payments of premiums will be due following the Closing by any Target with respect to insurance coverages with an effective date prior to the Closing. To the Knowledge of Sellers, neither this Agreement, nor any of the transactions contemplated by this Agreement to occur at the Closing, will adversely affect any Target's coverage with respect to periods prior to the Closing under the terms of the insurance policies or programs.

         4.9 Contracts.

            (a) Material Contracts. Other than (A) the Real Property Lease, (B) Benefit Plans, (C) insurance policies listed on Schedule 4.8, (D) Licensed Intellectual Property, (E) the Bienstock Consulting Agreement, and (F) the Revolving Credit Facility, Schedule 4.9 lists, as of the date hereof, all of the following Contracts to which a Target is a party, or by which its assets are bound (together with the Contracts listed in clauses (A) - (D), the "Material Contracts"):

                (i) Individual Contracts with licensees identified on the Avails report and attached to Schedule 4.9;

                (ii) Any individual Contract for production of programs
            involving actual expenditures in excess of $25,000 during the last twelve (12) months;

                (iii) Contracts that establish a partnership, joint venture, material agency or other similar arrangements;

                (iv) Any Contract that relates to Indebtedness in excess of
            $25,000;

                (v) Any Contract that (a) provides for payments that are
            conditioned on or result from, in whole or in part, or (b) which may be terminated as the result of, a change of control of a Target or a change of management of a Target;

                (vi) Any Contract that relates to marketing, sales or
            advertising and provides for aggregate future payments of more than $25,000;

                (vii) Any Contract under which a Target has guaranteed the obligations of any Person, agreed to indemnify any Person (other than in the ordinary course of business), or agreed to share Tax liability with any Person;

                (viii) Any Contract that restricts the right of a Target to compete in any line of business, or to conduct any of its current lines of business in any geographic area;

                (ix) Any Contract that provides for the sale or lease after the date hereof of any of the assets of any Target other than in the ordinary course of business;

                (x) Any Contract that binds a Target to make payments to any shareholder, partner, manager, director, officer, employee or independent contractor, or any former shareholder, partner, manager, director, officer, employee or independent contractor of such Target;

                (xi) All performance bonds with Governmental Authorities that are required to operate a Target's business;

                (xii) Any Contract pursuant to which a present or former
            employee of a Target has outstanding indebtedness to such Target;

                (xiii) Any Contract pursuant to which any Target provides, or may be required to provide, a party with "Most Favored Nation" status or similar type arrangement; and

                (xiv) Any Contract under which any Target outsources the
            performance of services, including, but not limited to, all production services agreements.

            (b) Material Contract Validity. All Material Contracts are valid, binding and in full force and effect, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity and except for such failures to be valid, binding and enforceable which, individually or in the aggregate, would not have a Material Adverse Effect. Sellers have provided to Purchaser true and correct copies of each Material Contract. None of the Targets, nor to the Knowledge of Sellers, any other party to such Material Contracts, is in default under any Material Contract, except (i) as set forth on
         Schedule 4.9 or (ii) any such default which, individually or in the aggregate, would not have a Material Adverse Effect.

     4.10 Litigation; Orders. Except as set forth on Schedule 4.10, (i) there are no Legal Proceedings brought by, pending or, to the Knowledge of Sellers, threatened in writing against or affecting any of the Targets or their respective assets, and (ii) no Target is subject to any Order. There are no Legal Proceedings pending against or, to the Knowledge of Sellers, threatened against any of Sellers or Targets that questions the validity or legality of any of the Seller Transaction Agreements or any action taken or to be taken by any Seller or Target in connection herewith or therewith.

     4.11 Environmental Laws. Except as set forth on Schedule 4.11, (i) each Target is in material compliance with all Environmental Laws; (ii) each Target possesses and is in material compliance with all Environmental Permits required to operate its facilities, assets and business; (iii) no Target is subject to any Order that relates to any Environmental Law; (iv) no Target is subject to any Environmental Claim and, to the Knowledge of Sellers, no unresolved Environmental Claim has been asserted or threatened against any Target; (v) to the Knowledge of Sellers, there has been no Release at any of the properties currently or formerly owned or operated by any Target (at the time such properties were owned or operated by the Targets and for which the Targets would be liable under any Environmental Law) or, to the Knowledge of Sellers, a predecessor in interest for which a Target would be liable; (vi) no Target has received any written notice and Sellers have no Knowledge of any Environmental Claims against any facilities that may have received Hazardous Materials generated by a Target or any predecessor in interest for which such Target would be liable; and (vii) Sellers have delivered to, or made available for review by, Purchaser true and complete copies of all environmental reports, studies, investigations or correspondence regarding any environmental liabilities of the Targets or any environmental conditions at any property operated by a Target or any predecessor in interest for which such Target would be liable which are in possession of Sellers.

     4.12 Intellectual Property and Information Technology.

            (a) Set forth on Schedule 4.12 is a true and complete listing of all issued patents, pending patent applications, registered trade and service marks, registered copyrights (to the Knowledge of Sellers), software systems and other technology or proprietary material used in connection with the conduct of the business of each Target that is owned by it as of the date hereof (the "Owned Intellectual Properties").

            (b) Set forth on Schedule 4.12 is a true and complete listing of all patents, registered trade or service marks, copyrighted material, software, documentation, technology, or other proprietary material which any Target licenses or otherwise has the right to use from third parties, other than software which is licensed pursuant to inbound "shrink-wrap" licenses and similar end-user licenses (the "Licensed Intellectual Properties").

            (c) To the Knowledge of Sellers, the Owned Intellectual Properties and the Licensed Intellectual Properties constitute all material intellectual property and information technology assets and properties used in connection with the conduct of the businesses of the Targets.

            (d) Each Target has good and marketable title to its Owned Intellectual Properties, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 4.12, each Target has the valid and enforceable right to use its Licensed Intellectual Properties in the manner the Licensed Intellectual Properties are used in connection with such Target's business as currently conducted, free and clear of all Liens, other than Permitted Liens, except where the failure to have such valid and enforceable rights would not result in a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not affect the Targets' free and clear ownership of its Owned Intellectual Properties and will not interrupt or adversely affect in any manner such valid right to continue to use its Licensed Intellectual Properties in the manner the Licensed Intellectual Properties are used in connection with the businesses of the Targets as currently conducted.

            (e) To the Knowledge of Sellers, none of the Owned Intellectual Properties or the use thereof, nor does any Target's use of its Licensed Intellectual Properties, violate or infringe the rights of any third party, except where such violations or infringements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no claim existing or, to the Knowledge of Sellers, threatened by any Person. There is no Legal Proceeding pending which relates to the use by any Target of its Owned Intellectual Property or the Licensed Intellectual Property or to the validity or enforceability of any intellectual property rights associated with the Owned Intellectual Property or the Licensed Intellectual Property of each such Target. To the Knowledge of Sellers, no third party is violating or infringing upon any intellectual property rights associated with the Owned Intellectual Properties or the Licensed Intellectual Properties of any Target.

            (f) Except as set forth on Schedule 4.12, no Target has specifically agreed to indemnify any Person against any charge of infringement of the intellectual property rights of any third party with respect to products, software systems, hardware systems, documentation or other technology or proprietary material used or distributed by such Target other than (i) subcontractors, customers, Persons granted the right to use such property and software developers engaged by a Target, (ii) employees, officers and directors of such Target, (iii) as set forth in any written agreement granting such Target the right to use its Licensed Intellectual Properties, or (iv) as set forth in any written agreement pursuant to which Target has (x) validly licensed to a third party the right to use any of its Owned Intellectual Properties, or (y) validly licensed or sublicensed to a third party the right to use any of its Licensed Intellectual Properties.

     4.13 Employees; Independent Contractors.

            (a) As of the Closing, there are no written employment, consulting, independent contractor, non-compete or severance agreement (or similar independent contractor agreement providing for compensation upon termination thereof) between each Target and any individual.

            (b) None of the Targets is a party to any collective bargaining or other labor union agreement applicable to any of the employees of any Target, and to the Knowledge of Sellers, no organizational efforts are pending on behalf of any labor union or organization with respect to any Target's employees. There is no organized work stoppage, labor strike, labor dispute, or slowdown pending or, to the Knowledge of Sellers, threatened against or involving any Target. No Target has received written notice of any unfair labor practice in the past two years and, except as set forth on Schedule 4.13, no such complaints are pending before the National Labor Relations Board or other similar Governmental Authority. No grievance or other labor dispute or, except as set forth on Schedule 4.13, proceeding or any arbitration proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the Knowledge of Sellers, threatened against any Target. Sellers are not aware of any actual or, to the Knowledge of Sellers, potential labor problem (or any problem pertaining to any independent contractor of any Target) that currently exists that could reasonably be expected to have a Material Adverse Effect. Each individual providing services to a Target, including any independent contractor, has been properly classified as an exempt employee, non-exempt employee, leased employee or independent contractor. Each Target is, and has at all times been, in compliance in all material respects with all applicable Laws with respect to employment and employment practices, terms and conditions of employment, wages, hours or work, employment standards, labor relations, workplace safety and insurance and occupational safety and health, and is not engaged in any unfair labor practices as defined under applicable Laws.

            (c) No Target has incurred any material liability or obligation under the Workers Adjustment and Restraining Notification Act or any similar laws, which remains unpaid or unsatisfied.

            (d) Except as set forth on Schedule 4.13, (i) all of each Target's employment relationships with its employees are at-will and no employee is or will be entitled to any severance payments from any Target, and
         (ii) all of each Target's agreements with independent contractors are freely terminable and will not require termination payments by any Target following the Closing.

            (e) Except as set forth on Schedule 4.13, the Targets (i) have paid or accrued all wages, bonuses, vacation pay, sick pay and other compensation to all employees and independent contractors, as applicable, and (ii) will pay all wages, bonuses, vacation pay, sick pay and other compensation required to be paid to all such employees and independent contractors through and including the Closing Date.

            (f) Schedule 4.13 sets forth a list sets forth a complete and correct list of each (i) employee of each Target as of and on the Closing Date and whether such employee is classified as an exempt employee, non-exempt employee or leased employee; and (ii) independent contractor of each Target.

     4.14 Employee Benefit Matters.

            (a) Benefit Plans. Schedule 4.14 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA, hereinafter a "Pension Plan"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), option, incentive, deferred compensation, severance pay, workers compensation, or other employee benefit plans or programs, trusts, arrangements, contracts, agreements, policies or commitments, and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by any Target or any other person or entity that, together with such Target, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each an "ERISA Affiliate") for the benefit of any present or former officers, employees, managers, directors, independent contractors or leased employees of such Target who are entitled to participate by reason of their employment with or provision of services to such Target or any of its ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and whether written or oral,
         (i) to which the Target or any of its ERISA Affiliates is a party or a sponsor or a fiduciary thereof or by which the Target or any of its ERISA Affiliates (or any of their rights, properties or assets) is bound or (ii) with respect to which the Target or any of any of its ERISA Affiliates has any obligation to make payments or contributions or may otherwise have any liability (all the foregoing being herein called "Benefit Plans").

            (b) Each Target has delivered or made available to Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description and related summaries of material modifications for each Benefit Plan for which such a summary plan description or summary of material modifications is required by applicable law, (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan and any other funding agreements that implement any such Benefit Plan, and (v) where applicable, the most recent determination letter received from the Internal Revenue Service the ("IRS").

            (c) Benefit Plan Administration and Compliance.

                (i) Except as set forth on Schedule 4.14, (A) each Benefit Plan has been operated and administered in all material respects in accordance with its terms, (B) the Targets and such Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code and any other applicable law (including regulations and rulings thereunder), and (C) all documents required to maintain each such Benefit Plan have been duly adopted (or otherwise approved, confirmed, ratified or executed) by the applicable Target in all material respects. Records have been maintained in accordance with Section 107 of ERISA. In addition, neither the Targets, Sellers, nor to the Knowledge of Sellers, any other fiduciary (as defined in Section 3(21) of ERISA), has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA with respect to any of Target's Benefit Plans.

                (ii) Except as disclosed in Schedule 4.14, to the Knowledge of
            Sellers, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as disclosed in
            Schedule 4.14, there are no investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings pending or, to the Knowledge of Sellers, threatened against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability.

            (d) Contributions and Payments. Except as disclosed in Schedule 4.14, all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans or applicable law have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be required to be made, will be properly accrued and reflected in the Financial Statements (including the Opening Financial Statements), in accordance with GAAP.

            (e) Qualification of Pension Plans. Except as disclosed in Schedule 4.14, each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable opinion letter from the IRS to the effect that the master or prototype or volume submitter document underlying such Pension Plan and any trusts associated with therewith, are qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such opinion letter has been revoked, and, to the Knowledge of Sellers, revocation has not been threatened; to the Knowledge of Sellers no facts or circumstances exist that could be reasonably likely to have an adverse effect on such qualification; and no Pension Plan has been amended since the effective date of its most recent determination letter in any respect that could adversely affect its qualification or materially increase its cost. Each Target has delivered or made available to Purchaser a copy of the most recent opinion letter received with respect to its Pension Plan.

         Each Target has also provided to Purchaser a list of all Pension Plans with respect to which a favorable determination or opinion letter is pending but has not yet been received as well as copies of all currently pending applications on IRS Form 5300 or Form 5307, as the case may be, relating to such Pension Plans. All amendments which were required to be made through the date hereof to maintain the continued qualified status of the Pension Plans under Section 401(a) of the Code have been made and to the extent any Pension Plan is not entitled to unqualified reliance on a favorable opinion letter issued with respect to an applicable master or prototype or volume submitter plan document, such Pension Plan has been timely submitted for a new determination letter within the time required by Section 401(b) of the Code. All Pension Plans have been operated in compliance with all requirements of ERISA and the Code, including without limitation the requirements of Sections 410(b) and 401(a)(4) thereof, and no event has occurred that could result in the qualified status under Section 401(a) of the Code of any such tax qualified Pension Plan being denied or revoked or subject any Pension Plan to Tax under Section 511 of the Code.

            (f) Pending Investigations and Claims. To the Knowledge of Sellers, there are no pending or threatened (in writing) lawsuits, claims (other than routine claims for benefits), investigations or audits with respect to the Benefit Plans or those of any Target's ERISA Affiliates.

            (g) Prohibited Transactions. Schedule 4.14 discloses: (i) any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that has occurred that involves the assets of any Benefit Plan.

            (h) Absence of Certain Plans. None of the Pension Plans is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) nor is any Pension Plan subject to the requirements of Section 412 of the Code or Section 302 or Title IV of ERISA. Neither Target nor any of its ERISA Affiliates has contributed to or been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) during the past five years. No Benefit Plan is funded by a trust intended to be exempt from taxation under Section 501(c)(9) of the Code.

            (i) Controlled Group Liabilities. Except as disclosed in Schedule 4.14, to the Knowledge of Sellers, no Targets nor any of their respective ERISA Affiliates have incurred any unpaid liability to a Pension Plan (other than for contributions not yet due) that, when aggregated with other such liabilities, would have a Material Adverse Effect.

            (j) Other Benefit Plan Liabilities. Except as disclosed in Schedule 4.14, to the Knowledge of Sellers no Target nor any of its ERISA Affiliates has engaged in a transaction described in Section 4069 of ERISA.

            (k) Welfare Plans. The list of Welfare Plans in Schedule 4.14 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without material liability to any Target at any time after the Closing Date. Except as would not have a Material Adverse Effect, each Target complies with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan or health care flexible spending account that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

            (l) Deal Payments. Except as set forth on Schedule 4.14, no employee or independent contractor of any Target will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or other contract or agreement.

            (m) No Post Employment Liabilities. Except as disclosed on Schedule 4.14, no Target has any liability to provide retirement benefits or deferred compensation under any nonqualified plan, salary continuation, severance pay, or any benefits pursuant to a Welfare Plan, including life insurance or medical benefits to (i) any employee, independent contractor, officer, manager or director or former employee, officer, manager or director upon retirement or other termination of employment with the exception of employees and former employees and/or their qualified beneficiaries entitled to continuation of group health coverage from a Target for the legal period of entitlement pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or
         (ii) to any other Person (including any Person providing services to a Target currently or at any previous time in a capacity other than as a common law employee, any leased employee, any family members of current or former officers, employees, managers or directors and any managers and directors who are not employees). Except as disclosed on Schedule 4.14, no Target has incurred any liability under FAS 106 or FAS 112.

            (n) All expenses or accrued liabilities of which Sellers or Targets are aware, related to any Benefit Plan through the date of this Agreement are reflected in the Financial Statements to the extent required by GAAP.

     4.15 Taxes.

            (a) All Tax Returns required to be filed for periods ending on or before the Closing Date by or on behalf of any Target have been or will be filed within the time prescribed by Law (including extensions of time permitted by Law). Such Tax Returns are or will be accurate, correct, and complete in all material respects, and have been or will be prepared in compliance with applicable Laws.

            (b) All Taxes of each Target that are due to any Governmental Authority on or before the Closing Date have been or will be timely paid.

            (c) There are no Liens for Taxes upon any of the properties or assets of any Target (except for Permitted Liens).

            (d) Except as set forth on Schedule 4.15, there are no audits, actions, proceedings, investigations, disputes or claims with respect to any Taxes or Tax Returns of any Target that are pending or, to the Knowledge of Sellers, threatened against any Target. Except as set forth on Schedule 4.15, no Target has received (i) written notice from any Taxing authority of its intent to examine or audit any of its Tax Returns, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Target.

            (e) Sellers have delivered to Purchaser correct and complete copies of all Federal corporate income Tax Returns, examination reports, and statements of deficiencies assessed against and agreed to by the Targets filed or received since 2002, and a list of all other Tax Returns that have been filed by any Target since January 1, 2002.

            (f) To the extent that any Target has ever been subject to any Tax in any country other than the United States, all such Taxes have been timely paid.

            (g) Except as disclosed on Schedule 4.15, no Target owns any "tax-exempt use property" within the meaning of Code Section 168(h) or "tax exempt bond financed property" within the meaning of Code Section 168(g)(5).

            (h) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist between any Target and any other Person.

            (i) All Taxes required to be withheld, collected or deposited by any Target (including, but not limited to, amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority. All Persons characterized as independent contractors, and not as employees, were properly so characterized for all purposes under all applicable Laws (including, without limitation, their characterization as independent contractors for income and employment tax withholdings and payments).

            (j) No disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local Tax statutes has been filed with respect to any item relating to any Target nor is any such disclosure required with respect to any transactions occurring on or before the Closing Date.

            (k) No Target has received written notice from any taxing authority in any jurisdiction where the applicable Target did not file Tax Returns or did not pay Taxes, that such Target is or may be subject to taxation by that jurisdiction.

            (l) No Target has entered into any outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against it.

            (m) No closing agreements or settlement agreements pursuant to any provision of any Tax Law have been entered into with any taxing authority by or with respect to any Target which requires a Target to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the Closing Date. Other than issues that have been or may be raised in connection with the IRS Audit, no issues have been raised in any examination by any taxing authority with respect to the businesses and operations of any Target which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined.

            (n) There is no contract, agreement, plan or arrangement to which Targets are a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, should give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code (other than the temporary disallowance of a deduction under Section 404(a)(5) of the Code). There is no contract, agreement, plan or arrangement to which any Target is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

            (o) No Target has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

            (p) No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of any Target will be required to be included in taxable income by any Target in a subsequent taxable year by reason of any Target reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion capitalized cost method of accounting.

            (q) No Target is subject to any liability for Tax of any person, including, without limitation, liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law.

            (r) No Target has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated hereby.

            (s) None of Sellers is a "foreign person" as defined in Section 1445(f)(3) of the Code.

            (t) Lifestyles is an "S corporation" within the meaning of Section 1361(a)(1) of the Code and has been at all times since its incorporation.

     4.16 Brokers. Neither Sellers nor the Targets have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

     4.17 Absence of Certain Changes or Events. Except as set forth on Schedule 4.17, (i) since the date of the Latest Balance Sheet, there has not been any transaction or occurrence in which any Target has, and (ii) from the date of this Agreement through and including the Closing Date, there shall not be any transaction or occurrence which shall cause any Target to have:

            (a) suffered any changes in its business, operations, assets, prospects, results of operations or financial condition, taken as a whole, which changes, individually or in the aggregate, would have a Material Adverse Effect;

            (b) incurred any material obligations or Liabilities of any nature other than items incurred in the ordinary course of business, or materially increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency or other reserve, other than in the ordinary course of business;

            (c) paid, discharged or satisfied any material claim, lien, encumbrance, obligation or Liability (whether absolute, accrued, contingent, and whether due or to become due), other than the payment, discharge or satisfaction in the ordinary course of business of claims, liens, encumbrances, obligations or Liabilities of the type reflected or reserved against, or to be reflected or reserved against, in the Financial Statements or which were incurred in the ordinary course of business;

            (d) to the Knowledge of Sellers, permitted, allowed or suffered any of its properties or assets (real, personal or mixed, tangible or intangible) to be subject to any Lien, other than Permitted Liens;

            (e) written down or written up the value of any equipment or inventory (including write downs by reason of shrinkage or markdowns), determined as collectible any accounts receivable or any portion thereof which were previously considered uncollectible, or written off as uncollectible any accounts receivable or any portion thereof, except for write downs, write ups and write offs in the ordinary course of business, none of which is material in amount;

            (f) canceled any debts or waived any claims or rights in excess of $25,000 individually;

            (g) assigned, pledged, licensed, transferred, hypothecated, disposed of or permitted to lapse any right to the use of any assumed name, Invention or other Intellectual Property or Licensed Intellectual Property, Copyrights, license or application therefore, except in the ordinary course of business, consistent with past practice;

            (h) except for commitments for capital expenditures not exceeding $25,000 in the aggregate made in the ordinary course of business, committed to make any capital expenditure not paid for or accrued prior to the Closing Date for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for repairs or replacement except as set forth in Schedule 4.17;

            (i) incurred any Indebtedness for borrowed money, except for indebtedness incurred pursuant to the Revolving Credit Facility in the ordinary course of business consistent with past practice which amount is disclosed on Schedule 4.17 as of the Closing Date;

            (j) paid, loaned, distributed or advanced any amounts to, sold or transferred any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, licensed or otherwise acquired any properties or assets the aggregate amount of which exceeds $50,000, or entered into any other agreement or arrangement with any Seller, Affiliate of any Seller, or Affiliate of any Target except for compensation not exceeding the rate of compensation in effect as of January 1, 2005 and for routine travel advances to officers and employees, or except as set forth in Schedule 4.17;

            (k) declared, set aside or paid any dividend or other distribution (whether in stock or property) with respect to any of its outstanding securities (including the Shares) or other equity interests, or made any redemption, purchase or other acquisition of any of its securities (including the Shares) or other equity securities;

            (l) issued, sold, split, combined or reclassified any of its equity securities or interests, or issued, committed to issue or authorized any issuance of any options, warrants or other similar convertible securities or equity interests;

            (m) made any change in its accounting methods, principles or practices;

            (n) entered into any collective bargaining or labor agreement (oral and legally binding or written), or experienced any organized slowdown, material work interruption, strike or work stoppage;

            (o) sold, transferred, or otherwise disposed of any of its material assets except in the ordinary course of business;

            (p) granted or incurred any obligation for any increase in the compensation of any of its officers, employees or independent contractors, including, without limitation, any increase pursuant to any Benefit Plan except for raises and bonuses to officers or employees in the ordinary course of business and consistent with past practice;

            (q) suffered any uninsured casualty loss or damage in excess of $25,000 individually;

            (r) made or agreed to make any charitable contributions or incurred or agreed to incur any non business expenses in excess of $25,000; or

            (s) agreed, so as to legally bind itself or any other Target whether in writing or otherwise, to take any of the actions set forth in this
         Section 4.17 and not otherwise permitted by this Agreement.

     4.18 Permits. Each Target has all Permits that are necessary for its business and there has occurred no default under any such Permits, except where the failure to have such Permit or such default would not have a Material Adverse Effect. There are no pending Legal Proceedings relating to the suspension, revocation or modification of any such Permits. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in any suspension, revocation, cancellation or invalidation of any Permit that is necessary for the conduct of any Target's business. Schedule 4.18 contains a list of all Permits currently held and in effect or currently applied for by any Target.

     4.19 Accounts Receivable. Except as set forth on Schedule 4.19, all of the accounts, notes and loans receivable that have been recorded on the books of the Targets are bona fide and represent amounts validly due, and adequate reserves for doubtful accounts have been or will be set aside as reflected on the Latest Balance Sheet and the Opening Balance Sheet, respectively. No account debtor has asserted any setoff, deduction or defense with respect thereto, and, to the Knowledge of Sellers, no account debtor has any valid setoff, deduction or defense. All of such accounts, notes and loans receivable are free and clear of any Liens (other than Permitted Liens), or other charges; none of such accounts, notes or loans receivable are subject to any offsets or claims of offset. Except as set forth on Schedule 4.19, none of the obligors of such accounts, notes or loans receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof. Except as set forth on Schedule 4.19, since the date of the Latest Balance Sheet, each Target has collected accounts receivable only in accordance with its regular collection practices and has not granted any rebates, discounts, advances or allowances to any customers and has not otherwise sold, discounted or disposed of any accounts receivable. Notwithstanding the foregoing, Sellers do not guarantee to Purchaser the full collection by Targets of their respective accounts receivable.

     4.20 Compliance with Laws. Except as set forth on Schedule 4.20, each Target has complied, and is in compliance, in all material respects, with all Laws and Orders applicable to its business and has filed with the proper Governmental Authorities all statements and reports required by the Laws and Orders to which it or any of its properties or operations are subject, except where the failure to comply or to so file would not have a Material Adverse Effect. To the Knowledge of Sellers, the operation of the properties and business of each Target in the manner in which it is now and has been operated does not violate in any material respect any zoning ordinances, municipal regulations or other rules, regulations or Laws. To the Knowledge of Sellers, no claim has been made by any Governmental Authority to the effect that the business conducted by any Target fails to comply, in any material respect, with any Law.

     4.21 Transactions with Related Parties. Except as set forth on Schedule 4.21, no agreement or transaction between a Target and any Related Party has been entered into which, if not existing, would have resulted in a Material Adverse Effect or, irrespective of whether such agreement or transaction would result in a Material Adverse Effect, will continue after the Closing Date.

            (a) No Related Party is a director or officer of, or has any direct or indirect interest in (other than the ownership of not more than 5% of the publicly traded shares of), any Person that is a customer, supplier, vendor, landlord, sales representative or competitor of any Target;

            (b) No Related Party owns or has any interest, directly or indirectly, in whole or in part, in any tangible or intangible property used in the conduct of the business of any Target;

            (c) Other than expense advance reimbursements in the ordinary course of business, no Affiliate of any Target owes any money to, nor is any such Affiliate owed any money by, any Target; and

            (d) No Target has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Related Party.

     4.22 Indebtedness to Affiliates. Except as set forth on Schedule 4.22 and except as provided in Section 7.9, as of the Closing and, following the Closing Date, no Target will be liable for any Indebtedness owed to any Seller or any Affiliate thereof. Additionally, except as set forth on Schedule 4.22, no present or former employee or officer of a Target has any Indebtedness, including accrued interest, owed to any Target.

     4.23 Agents. Except as set forth on Schedule 4.23, no Target has designated or appointed any Person to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of a Target's managers, directors, officers and employees to whom such Target has given the authority to act for it in the ordinary course of its business) or pursuant to any license agreement relating to the Intellectual Property entered into in the ordinary course of business.

     4.24 Commission Sales Contracts. Except as set forth on Schedule 4.24, no Target has a relationship with any Person whose compensation from a Target is in whole or in part determined on a commission basis.

     4.25 Customers. Except as set forth on Schedule 4.25, no customer that is a party to a Material Contract has canceled or otherwise terminated, or, to the Knowledge of Sellers, threatened in writing to cancel, terminate or materially modify in any manner, its relationship with such Target.

     4.26 Books and Records. The minute books and records of each Target contains a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of its shareholders, board of directors, and committees thereof. To the Knowledge of Sellers, there are no agreements (other than the Target Stockholders Agreements) regarding the ownership, voting or rights of any Person in any Target. The accounting, financial reporting, Tax and business books and records of each Target (i) accurately and fairly reflect in all material respects the business and condition of such Target and the transactions and the assets and Liabilities of such Target with respect thereto, and (ii) have been maintained in all material respects in accordance with good business and bookkeeping practices.

     4.27 No Material Misstatements or Omissions. The representations and warranties made by Seller in this ARTICLE IV and, to the Knowledge of Sellers, the information made available by Sellers and Targets pursuant to this Agreement, including the Schedules hereto, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or in the Schedules hereto, as the case may be, not misleading.

     4.28 Shareholders, Directors and Officers. Schedule 4.28 lists all of the shareholders, directors and officers of each Target.

     4.29 Bank Accounts; Lock Boxes. Attached hereto as Schedule 4.29 is a list of all banks or other financial institutions with which any Target has an account or maintains a lock box or safe deposit box, showing the type and account number of each such account, lock box and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

                                   ARTICLE V.

         REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THEMSELVES

         Each Seller hereby severally represents and warrants to Purchaser solely with respect to himself or itself, as applicable, as follows:

     5.1 Power and Authority; Authorizations; Execution and Validity. Such Seller has all requisite power and authority to execute and deliver this Agreement and Seller Transaction Agreements to which it is a party and to perform his or its obligations hereunder and thereunder. The execution, delivery and performance by such Seller of the Seller Transaction Agreements to which such Seller is a party and the consummation by such Seller of the transactions contemplated to be consummated by such Seller thereby, have been or will be duly authorized by all necessary action on the part of such Seller (including trust action, if applicable) and no other action on the part of such Seller is necessary with respect thereto. Each of the Seller Transaction Agreements to which such Seller is a party, when duly and validly executed and delivered by such Seller, will constitute a legal, valid and binding obligation of such Seller and will be enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

     5.2 Consents. Neither the execution and delivery by a Seller of this Agreement or the Seller Transaction Agreements to which such Seller is a party nor the consummation or performance by such Seller of the transactions contemplated hereunder or thereunder to be consummated or performed by such Seller will require prior to the Closing any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party which such Seller has not already obtained.

     5.3 No Defaults or Conflicts. Neither the execution and delivery by a Seller of this Agreement or the Seller Transaction Agreements to which such Seller is a party nor the consummation or performance by such Seller of the transactions contemplated hereunder or thereunder to be consummated or performed by such Seller violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, results in or will result in the creation or imposition of any Lien upon any property or asset of such Seller (including any Shares owned by such Target), the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under: (a) any Contract or (b) any applicable Law or Order to which such Seller or any of such Seller's respective properties is subject, except as set forth on Schedule 5.3.

     5.4 Brokers. No Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

     5.5 Title to Shares; Litigation. Each Trust has, good and marketable title to the Shares set forth opposite its name on Exhibit A free and clear of all Liens (other than those imposed by federal and state securities laws). Each Trust has the full power, right and authority to vote and transfer the Shares owned by it and no other Person has any claim or interest in the Shares owned by such Trust. The Trusts are permissible shareholders of Lifestyles. There are no Legal Proceedings brought by, pending or, to the Knowledge of Sellers, threatened in writing against or affecting the Shares. No Seller is a party to any Legal Proceeding that would prohibit such Seller from performing its obligations under this Agreement or any Seller Transaction Agreement to which it is a party.

     5.6 No Other Claims. With respect to each Seller, (i) such Seller does not own or have any equity interest (or rights to any equity interests) in the Targets, other than as set forth opposite its name on Exhibit A, and (ii) such Seller does not have any Lien, cause of action or other claim or potential claim against any Target.

     5.7 Not Foreign Person. No Seller is a "foreign person" as defined in
Section 1445(f)(3) of the Code.

     5.8 Investment. With respect to each Trust, the shares of Purchaser's Common Stock, if any, to be acquired by it is being for investment purposes only for such Trust's own account and not with a view to the resale or distribution of any part thereof in violation of applicable securities Laws.

     5.9 Grantor Trusts. With respect to each Trust, such Trust is a grantor trust established under the Laws of the State of California. With respect to the Trusts, (i) Marc Laurence Greenberg has the full power, capacity and authority necessary to (x) cause the Greenberg Trust to enter into and perform its obligations under this Agreement and the other Seller Transaction Agreements to which such Trust is a party, and (y) consummate the transactions contemplated hereby and thereby; and (ii) Richard B. Goldberg has the full power, capacity and authority necessary to (x) cause the Goldberg Trust to enter into and perform its obligations under this Agreement and the other Seller Transaction Agreements to which such Trust is a party, and (y) consummate the transactions contemplated hereby and thereby.

                                  ARTICLE VI.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser represents, warrants and covenants to each of Sellers as of the date hereof and the Closing Date, with full knowledge that such representations, warranties and covenants are a material consideration and inducement to the execution of this Agreement by Sellers and the consummation of the transactions contemplated hereunder, as follows:

     6.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with the requisite corporate power and authority to conduct its business, and to own, lease or operate its properties in the places where such business is conducted and such properties are owned, leased or operated.

     6.2 Authority. Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Purchaser Transaction Agreements to which it is a party, and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Transaction Agreements to which it is a party, has been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement and each of the Purchaser Transaction Agreements to which Purchaser is a party is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

     6.3 Investment. The Shares are being and will be acquired for investment purposes only for Purchaser's own account and not with a view to the resale or distribution of any part thereof in violation of applicable securities Laws.

     6.4 Brokers. Except as set forth on Schedule 6.4, Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby. Purchaser is solely responsible for paying any such fees or commissions listed on Schedule 6.4.

     6.5 Litigation. Purchaser is not a party to any Legal Proceeding that would prohibit Purchaser from performing its obligations under this Agreement or the Purchaser Transaction Agreements.

         6.6 Securities Filings. Schedule 6.6 identifies registration statements and reports (collectively, the "Securities Filings") filed by Purchaser with the Securities and Exchange Commission (the "SEC") since March 31, 2005, which have been filed in accordance with the rules and regulations of the Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Copies of all of the Securities Filings are publicly available at www.sec.gov/edgar. Seller has advised Purchaser to review the Securities Filings. As of their respective filing dates, the Securities Filings did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the date of the latest Securities Filings, other than as relate to the transactions contemplated by this Agreement, there have not been any events which individually or in the aggregate would be required to be reported pursuant to the Act or the Exchange Act. Notwithstanding anything in this Agreement to the contrary, this Section
6.6 shall apply only in the event Purchaser elects to pay the Alternative A Purchase Price; in the event Purchaser elects to pay the Alternative B Purchase Price, this Section 6.6 shall be null and void.

     6.7 Purchaser's Common Stock. The shares of Purchaser's Common Stock to be issued hereunder constitute valid and legally issued shares of the common stock of Purchaser, and are fully paid and nonassessable. All Purchaser's Common Stock issued pursuant to this Agreement shall, except for restrictions on resale or transfer described herein or in the Registration Rights Agreement, have the same rights as all of the other shares of outstanding Purchaser's Common Stock by reason of the provisions of the Articles of Incorporation of Purchaser or as otherwise provided by Colorado law. Notwithstanding anything in this Agreement to the contrary, this Section 6.7 shall apply only in the event Purchaser elects to pay the Alternative A Purchase Price; in the event Purchaser elects to pay the Alternative B Purchase Price, this Section 6.7 shall be null and void ab initio.

     6.8 Consents. Neither the execution and delivery by Purchaser of the Seller Transaction Agreements to which Purchaser is a party, nor the consummation of performance by Purchaser of the transactions contemplated by the Seller Transaction Agreements to be consummated or performed by Purchaser, will require, prior to Closing, any consent from, authorization, or approval, or other action, by notice to or declaration, filing or registration with, any Governmental Authority or any other third party which Purchaser has not already obtained.

     6.9 No Violation. The execution and delivery by Purchaser of this Agreement or any other Seller Transaction Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Purchaser of this Agreement and each other Seller Transaction Agreement to which it is a party in accordance with their respective terms and conditions will not:

            (a) Conflict with the Organizational Documents of Purchaser;

            (b) Require Purchaser to make any filings with or give any notices to, any Governmental Authority other than filings required by securities Laws;

            (c) Violate any Law of any Governmental Authority applicable to Purchaser which violation would have a Material Adverse Effect;

            (d) Violate any Orders of any court or Governmental Authority applicable to Purchaser or its properties, assets or businesses;

            (e) Violate, conflict with or result in a breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, accelerate, cancel, impose any fees or penalties, or continue (or with notice or lapse of time or both constitute) a default under any contract, agreement, debt, note, license or result in the creation of any Lien upon any of the properties or assets of Purchaser or as would not reasonably be expected to have a Material Adverse Effect; or

            (f) Violate or result in the loss of any right under, termination, revocation or suspension of any Permit except where such violation, loss, termination, revocation or suspension would not reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VII.

                            COVENANTS OF THE PARTIES

         7.1 Interim Conduct of Business by Targets. From the date hereof until the Closing, Sellers shall cause each Target to operate its business as a going concern consistent with past practice and in the ordinary course of business, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by Purchaser in writing. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by Purchaser, Sellers shall not permit any Target to:

            (a) Enter into or amend any employment, bonus, severance or retirement contract or arrangement, or increase any salary or other form of compensation payable or to become payable to any executive, employee or independent contractor other than in the ordinary course of business consistent with past practice;

            (b) Purchase, lease or otherwise acquire any real estate or any interest therein;

            (c) Except as set forth on Schedule 7.1, declare, set aside or pay, or permit the payment of, any dividend or make any other distribution with respect to any of the Shares or any other securities or equity interests in any Target;

            (d) Except as set forth on Schedule 7.1, pay or accrue any bonus, compensation, fee or commission to any employee, director or independent contractor of any Target other than amounts payable in the ordinary course of such Target's business and except for (i) bonus amounts to be paid to the Individual Sellers and other employees and independent contractors of MRG which were declared effective as of December 31, 2005 and which in the aggregate do not exceed $2,600,000, and (ii) distributions to the shareholders of Lifestyles which in the aggregate do not exceed $250,000;

            (e) Merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, acquire securities of or otherwise acquire any Person;

            (f) Sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets, properties, rights or claims, whether tangible or intangible, except in the ordinary course of business consistent with prior practice;

            (g) Authorize for issuance, issue, sell or deliver any of its Shares or other securities or equity interests;

            (h) Split, combine or reclassify any class of the Shares or other securities or equity interests, or redeem or otherwise acquire, directly or indirectly, any of the Shares, or other securities or equity interests;

            (i) Incur any Liability, guaranty or obligation (fixed or contingent) other than in the ordinary course of business consistent with past practice;

            (j) Place or permit to be placed any Lien on any of its assets or properties, other than Permitted Liens arising in the ordinary course of business;

            (k) Make or authorize any amendments or changes to its Charter, Articles of Incorporation, Bylaws or any other Organizational Documents;

            (l) Make any investment in excess of $25,000, whether singly or in the aggregate, in property, plant and equipment and other items of capital expenditure;

            (m) Accelerate receivables or delay or postpone payment of any accounts payable or other Liability, except in the ordinary course of business consistent with past practice;

            (n) Abandon any part of its business; or

            (o) Distribute to any Person any proceeds received by any Target in respect of the repayment of any amount of the Producer Advances. In the event either Seller or a Target receives repayment of a Producer Advance, Purchaser shall be notified in writing of the nature and amount of the payment prior to the Closing Date.

         7.2 Access to Information of Targets. Sellers shall, upon reasonable notice to Sellers, cause each Target to provide Purchaser and its representatives full and free access to all properties, assets, books, contracts, commitments and records of such Target during reasonable business hours and shall promptly furnish Purchaser with all financial and operating data and other information as to the history, ownership, Affiliates, business, operations, properties, assets, Liabilities, or condition (financial or otherwise) of such Target as Purchaser may from time to time reasonably request.

         7.3 Opening Financial Statements. Prior to March 15, 2006, Sellers will cause the preparation by Targets and delivery to Purchaser of an unaudited consolidated balance sheet of the Targets as of the Closing Date (the "Opening Balance Sheet"), together with related statements of operations and operating cash flows for the period (i) beginning on the day immediately following the Latest Balance Sheet and ending on December 31, 2005, and (ii) beginning on January 1, 2006 and ending on the Closing Date (collectively, the "Opening Financial Statements"). The Opening Financial Statements shall be accompanied by a certificate in the form attached as Exhibit D executed by each of the Individual Sellers attesting to the truth and accuracy of the information contained therein. The Opening Financial Statements (A) shall be prepared from the books and records of the Targets, (B) shall contain figures arising out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide business transactions, (C) shall be true, complete and correct in all material respects, and (D) shall present fairly the financial position of the Targets as of the date indicated thereon, and the results of their operations and cash flows for the period to be presented, prepared in conformity with GAAP, consistently applied. Purchaser's Outside Audit Firm will review and verify the accuracy of the Opening Balance Sheet no later than March 15, 2006. All underlying work papers and materials used by Sellers' accountants in the preparation of the Opening Balance Sheet shall be made available to Purchaser's Outside Audit Firm. Exhibit E sets forth each line item to be used by Purchaser's Outside Audit Firm in connection with its review and verification of the Opening Balance Sheet and the Opening Balance Sheet Working Capital Amount. In addition to the foregoing, Sellers shall cause the preparation and delivery to Purchaser at Closing an estimate of the Opening Balance Sheet of the Targets signed by each of the Individual Sellers (the "Estimated Opening Balance Sheet").

         7.4 Notification of Changes. Between the date hereof and the Closing Date, Sellers shall, subject to the actual knowledge of Purchaser, promptly notify Purchaser in writing of any change in the business, affairs or financial condition of each Target, any damage to or loss of any of its assets, or the institution of or the threat of institution of any Legal Proceeding against any Target, which, in each case, may reasonably be expected to have a Material Adverse Effect on such Target, or any breach of a representation or warranty in this Agreement.

         7.5 Consents. Sellers shall use commercially reasonable efforts to obtain, prior to the Closing, all consents of third parties which, in the reasonable judgment of Purchaser, are necessary or appropriate for the consummation of the transactions contemplated by this Agreement. In any case where a necessary consent or approval has not been obtained at or prior to the Closing, Seller shall assist Purchaser, at Purchaser's request, after Closing in taking commercially reasonable steps to obtain such consent or approval.

         7.6 Supplemental Disclosure. Sellers shall have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedule. Any such supplement or amendment shall be treated as if the information added or modified in such supplement or amendment had been included in the Schedules as of the date of this Agreement.

         7.7 Governmental Filings. Purchaser and Sellers, to the extent legally required, shall hereof promptly prepare, file, and diligently pursue the resolution of all applications and filings required by Law in order to effect the transactions contemplated by this Agreement.

         7.8 Payoff of Revolving Credit Facility. Purchaser shall cause the Targets to pay all amounts owing under the Revolving Credit Facility contemporaneously or promptly following the Closing.

         7.9 Seller Loans. After the Closing Date, Purchaser shall pay or shall cause Targets to pay Sellers an aggregate principal sum of up to Two Hundred Fifty Thousand Dollars ($250,000), without interest, in respect of loans made by Sellers to the Targets ("Seller Loans") as identified on Schedule 7.9; provided, however, the repayment of any portion of the amount of the Seller Loans, up to $250,000, shall be subject to the existence of the Minimum Working Capital Liquidity Threshold, as determined by Purchaser's Outside Audit Firm in accordance with Section 7.3 (e.g., no payment shall be made until after the review of the Opening Balance Sheet); and further provided, Sellers shall only be entitled to that portion of the amount of the Seller Loans to the extent of the excess amount, if any, of the Opening Balance Sheet Working Capital Amount over the Minimum Working Capital Liquidity Threshold. To the extent that Sellers and Purchaser agree prior to Closing that all or a portion of the Seller Loans (the "Loan Shortfall") will not be repaid by Targets as a result of the provisions of this Section 7.9 (i.e., the difference between $1,250,000 and the Opening Balance Working Capital Amount), Sellers agree that an amount equal to Sellers' estimate of the Loan Shortfall portion of the notes will be contributed to Targets immediately prior to the Closing such that Targets shall have no further obligations under the notes; provided, however, in the event Targets ultimately are entitled to receive payments in respect of the Seller Loans following the Closing in excess of the Loan Shortfall pursuant to this Section, Purchaser agrees to pay such excess amount to Sellers, which amount shall be considered to be part of and in addition to the Purchase Price. The parties acknowledge that in such event the notes (or a portion thereof) are being contributed, not that Sellers are contributing additional cash to Targets.

     7.10 Sale by Sellers of Purchaser's Common Stock.

            (a) In the event Purchaser elects to pay the Alternative A Purchase Price, Sellers shall not sell any shares of Purchaser's Common Stock, except as follows:

                (i) beginning on the last day of the fifth quarter following the
            Closing Date and up until the second anniversary of the Closing Date, Sellers may sell, during each quarter, in the aggregate, one-eighth of the Purchaser's Common Stock shares acquired by them pursuant to Section 3.1(a); provided, however, that such right to sell per quarter shall not be cumulative; and

                (ii) beginning on the second anniversary of the Closing Date,
            Sellers may sell all of the shares of Purchaser's Common Stock acquired by them pursuant to Section 3.1(a).

            (b) All such shares of Purchaser's Common Stock shall be registered by the Purchaser subject to and in accordance with the terms and conditions of a Registration Rights Agreement to be entered into by Sellers and Purchaser, the form of which is attached as Exhibit F (the "Registration Rights Agreement").

     7.11 Certain Tax Matters.

            (a) Sellers shall, jointly and severally, be responsible for, will pay or cause to be paid, and will indemnify and hold harmless the Targets, Purchaser, and their Affiliates from and against any and all of the following Taxes, except to the extent that such Taxes are taken into account in determining the Minimum Working Capital Liquidity Threshold and are properly accrued on the Opening Balance Sheet:

                (i) all Taxes imposed on Sellers or any Target with respect to all taxable periods of Sellers or the Targets that end on or prior to the Closing Date;

                (ii) all Taxes imposed on the Targets under Treasury Regulation
            Section 1.1502-6 or any similar provision of state, local or foreign law as a result of the inclusion of the Targets in a Seller Consolidated Return on or prior to the Closing Date; and

                (iii) all Taxes allocated to Sellers pursuant to Section 7.11 hereof.

            (b) For periods ending on or prior to the Closing Date, Sellers shall cause the Targets to prepare and timely file at Targets' expense, or cause to be prepared and timely filed, consistently with prior practices Tax Returns (including, without limitation, if applicable, all consolidated, unitary or combined Tax Returns) for periods ending on or prior to the Closing Date on which Sellers will include the operations of each Target (the "Pre-Closing Returns"), it being understood that Lifestyles is not a part of the consolidated Tax Returns of MRG. In connection therewith, Purchaser shall, and shall cause each Target to, (i) provide to Sellers and its accountants and other Tax-related consultants reasonable access to any books and records that Seller may reasonably request in connection with the preparation of the Pre-Closing Returns; (ii) cooperate with Sellers and their accountants and other Tax-related consultants as Sellers may reasonably need in preparing the Pre-Closing Returns; and (iii) if necessary, cause a duly elected and authorized officer of each Target (or its successor) (which may be Goldberg or Greenberg if so requested by Purchaser) to sign such Pre-Closing Returns as may require the signature of such an officer. Sellers shall give Purchaser a reasonable opportunity to review all Tax Returns prepared in accordance with this
         Section 7.11(b) and shall cooperate in good faith with Purchaser to reconcile any items identified by Purchaser in connection with its review and with regard to any necessary changes in order to file accurate Tax Returns. Following the Closing, Sellers shall cooperate with Purchaser and its accountants and other Tax-related consultants as Purchaser may reasonably need in transitioning any Tax records of the Targets and provide Purchaser with a list of all countries other than the United States in which the Targets have been subject to Taxes for the last two (2) years preceding the Closing.

            (c) Any Tax allocation or sharing agreement or arrangement which, prior to the Closing Date, may have been entered into between a Target on the one hand, and any Seller or any of its Affiliates on the other hand, shall terminate with respect to such Target as of the Closing Date and Sellers shall be responsible for all amounts owing to any third party pursuant to any such sharing agreements or arrangements.

            (d) Any refunds of Taxes paid with respect to Tax periods or portions thereof ending on or before the Closing Date that are received by Purchaser or a Target, and any such amounts credited against Tax to which Purchaser or a Target become entitled, shall be the property of Targets, the benefit of which shall be in favor of Purchaser; provided, however, that to the extent that such Tax refunds have been properly accrued, Sellers shall receive the benefit for purposes of the calculation of the Opening Balance Sheet Working Capital Amount. Without limiting the foregoing, any refunds of sales or use Taxes recovered by a Target as a result of a filing made after the Closing Date by Purchaser or a Target with respect to Taxes paid related to periods prior to the Closing Date shall be for the benefit of the applicable Target or Purchaser and remain the sole property of such Target or Purchaser.

            (e) INTENTIONALLY OMITTED.

            (f) Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of each Target for its Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate; and
         (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them; provided that such party shall give to the other party notice and an opportunity to take custody thereof prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

            (g) Sellers shall bear all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and Sellers shall, jointly and severally, indemnify, defend and hold harmless each Purchaser with respect to such Transfer Taxes. Sellers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes, if any.

            (h) With respect to any Taxable Period of a Target that would (absent an election) include, but not end until after, the Closing Date (a "Straddle Period"), Purchaser and Sellers will, to the extent permitted by applicable Law, elect with the relevant Tax authority to close such Straddle Period as of the close of the Closing Date. As a result of such election, Taxes will be allocated to Sellers and Purchaser pursuant to the provisions of Section 7.11(a).

                (i) In any case where applicable Law does not permit a Target to close a Straddle Period as of the Closing Date, Sellers will be allocated any income Taxes imposed on the Targets or the applicable Subsidiary for the portion of the Straddle Period up to and including the Closing Date. For purposes of this Section 7.11(h), income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of the Targets, as the case may be, as of the close of the Closing Date based upon tax accounting practices and procedures used by each Target in preparing its Tax Returns.

                (ii) As to any Tax other than an income Tax (a "Non-Income
            Tax"), for any Straddle Period, Sellers will be allocated (i) for any Non-Income Tax that is determined based upon specific transactions (including, but not limited to, payroll, value added, sales and use Taxes), all Non-Income Taxes applicable to transactions which have occurred during the period through the Closing Date and (ii) for any Non-Income Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any Non-Income Tax equal to the full amount of such Non-Income Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, that Sellers' or Purchaser's allocation shall be adjusted appropriately to reflect the actual proportionate period of property ownership or the activity of the Targets during the Straddle Period, as applicable, for any such Non-Income Taxes imposed with respect to the ownership of specific items of property held by the Targets or the activity of the Targets, as applicable, during the Straddle Period.

                (iii) With respect to any Taxes due and owing by one party to the other in connection with any Straddle Period, such Taxes shall be paid by the owing party prior to the due date of the Tax Return for such Taxes.

            (i) After the Closing Date, Purchaser shall have the right to prepare and file any Tax Returns with any Governmental Authority that Purchaser reasonably believes should have been filed prior to the Closing Date (the "Delinquent Tax Returns") and to prepare and file any amended Tax Returns with any Governmental Authority that Purchaser reasonably believes should be amended (the "Amended Tax Returns"); provided, however that Purchaser shall not file any Delinquent Tax Returns or Amended Tax Returns unless (i) Purchaser determines in good faith that the filing is required to avoid a continuing material negative affect on Purchaser or the Targets following the Closing (including a loss of Tax refunds), (ii) such filings are required by a Governmental Authority; or (iii) the Audit Committee of the Board of Directors of Purchaser determines in good faith that such filings are required. Prior to making any such filings, Purchaser shall provide Sellers with a copy of the proposed filings and an opportunity to discuss any changes to prior returns. Purchaser shall have the right, in its sole discretion, to calculate the amounts of unpaid Tax (including any amounts of interest and penalties that may be due), to discuss any unpaid Tax, Delinquent Tax Return or Amended Tax Return with the applicable Governmental Authority and to pay any such amounts in connection with the filing of such Tax Returns or the settlement of a Tax Liability with the applicable Governmental Authority. To the extent of any Taxes (including any amounts of interest or penalties that may be due) related to Delinquent Tax Returns, Amended Tax Returns or the settlement of a Tax Liability with the applicable Governmental Authority, Sellers shall be, jointly and severally, liable for such Taxes to the extent such Taxes would be allocated to Sellers under
         Section 7.11(a). Notwithstanding the foregoing, Purchaser will not file any Delinquent Tax Returns or Amended Tax Returns pursuant to this
         Section 7.11(i) after the applicable statute of limitations has expired with respect to Taxes that would otherwise be the subject of such Tax Returns.

     7.12 Employee Benefit Plans.

            (a) The employees of Targets (and their covered dependents) shall continue to participate under the medical, dental, vision, employee assistance, life and long-term disability benefit coverages under the Benefit Plans through the Closing Date. As soon as the employees of Targets (and their covered dependents) shall cease active participation under the Benefit Plans maintained by the Targets, the employees shall be covered by the Purchaser's Benefit Plans, subject to the rules in effect regarding eligibility under the Purchaser's Benefit Plans.

            (b) Following the Closing Date, Purchaser shall, to the extent allowable under the post-Closing benefit plans of Targets, recognize Targets' employees' years of service through the Closing Date for purposes of eligibility and vesting under such post-Closing benefit plans and waive any pre-existing medical condition (to the extent waivable under such post-Closing benefit plans of Targets).

            (c) From and after the Closing, Sellers shall (i) remain solely responsible for, and shall reimburse and indemnify Purchaser for, any and all Liabilities arising prior to the Closing Date under each Benefit Plan maintained by or for the benefit of the current or former employees of the Targets or their ERISA Affiliates; and (ii) promptly pay, when due, all benefits and compensation payable out of such Benefit Plan or to be provided to all retired, current or former employees of each Target and such individual's beneficiaries and dependents in accordance with the terms of the applicable Benefit Plan to the extent of such employee's participation therein prior to or on the Closing Date.

            (d) To the extent requested by Purchaser after execution of this Agreement, Greenberg and Goldberg will provide reasonable cooperation and assistance in getting employees or independent contractors of Targets to execute documentation related to their engagement by Targets to be effective on or after the Closing (e.g., Proprietary Information and Confidentiality Agreements).

     7.13 Releases of Seller's Guarantees. Purchaser shall use commercially reasonable efforts to seek to obtain the release of Sellers from further obligations or liabilities subsequent to the Closing Date under the guaranties set forth on Schedule 7.13.

     7.14 Further Assurances. Sellers and Purchaser each agree to use their reasonable best efforts to take all reasonable actions and to execute, acknowledge, affirm and deliver any and all documents and instruments, prior to and after the Closing, to effect and complete the transactions contemplated by this Agreement.

                                 ARTICLE VIII.

                  CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

     8.1 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

            (a) Representations and Warranties. All information required to be furnished or delivered by Sellers or Targets pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by Sellers in ARTICLE IV and ARTICLE V shall be true and correct in all material respects on and as of the Closing Date, and with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer or trustee of each Seller, to such effect.

            (b) Compliance by Sellers. Each Seller shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement and each of the other Seller Transaction Agreements to which it is a party, to be performed by such Seller on or prior to the Closing Date.

            (c) Certified Resolutions. Purchaser shall have received from each Target party to this Agreement or any other Seller Transaction Agreement a certificate executed by the Secretary or Assistant Secretary thereof, as applicable, containing true and correct copies of resolutions duly adopted by such Target's shareholders and its board of directors approving and authorizing this Agreement and each of the other Seller Transaction Agreements to which it is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of each Target, as applicable, shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

            (d) No Injunction; Etc. No action, proceeding, investigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit any Seller, or to obtain damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of any portion of the business conducted by any Target.

            (e) No Change in Circumstances. There shall have been no event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on the condition (financial or otherwise), business, capitalization, assets, Liabilities, results of operations or prospects of any Target.

            (f) Consents; Authorizations; Legal Matters. Purchaser shall have received a true and correct copy of each of the Required Consents. Purchaser shall have received a certificate dated as of the Closing Date, executed by Sellers and an officer of each Target, to the foregoing effect.

            (g) Satisfaction with Documents. The form and substance of all certificates, assignments, orders and other documents and instruments hereunder shall be reasonably satisfactory to Purchaser and its counsel.

            (h) Certified Documents, Good Standing. Purchaser shall have received (a) the Articles of Incorporation of each Target as amended, certified as of a recent date by a Governmental Authority (if such certification is customarily available) and a copy of the Bylaws of each Target, as amended, certified as of the Closing Date by the Secretary or an Assistant Secretary of each Target; and (b) a certificate of status, good standing or existence with respect to each Target the applicable Governmental Authority under the Laws of which such Target is incorporated, organized or registered, and of each other jurisdiction in which the Target is qualified or registered to do business, dated as of a recent date acceptable to Purchaser's counsel.

            (i) Opinion of Sellers' Counsel. Purchaser shall have received an Opinion of Sellers' Counsel dated the Closing Date in the form attached hereto as Exhibit G concerning the right and authority of the Trusts to enter into this Agreement and to sell their Shares to Purchaser under their respective Organizational Documents and in accordance with applicable Laws.

            (j) Release from Liens. Any and all Liens on the Shares or the assets, properties or business of any Target, including without limitation, any Liens of City National Bank, shall have been released and discharged to the satisfaction of counsel for Purchaser or in the case of City National Bank, such party will have committed to release such liens upon payment by Purchaser.

            (k) Completion of Audit of Latest Financial Statements. Purchaser shall have received a satisfactory completed audit of the Latest Financial Statements.

            (l) Estimated Opening Balance Sheet. Sellers shall deliver the Estimated Opening Balance Sheet to Purchaser.

            (m) Termination of Buy-Sell Agreement. Sellers shall have delivered an instrument, executed by all parties to that certain Buy-Sell Agreement dated as of June 1, 2005 (the "Buy-Sell Agreement"), evidencing all such parties' agreement to cancel the Buy-Sell Agreement.

            (n) Bienstock Release. Marc Bienstock shall have executed shall have executed the Settlement and Release of Claims in substantially the form attached as Exhibit H prior to Closing.

            (o) Additional Items to be Delivered at Closing by Sellers. Sellers shall deliver or shall cause to be delivered the following items to the appropriate party at the Closing:

                (i) the Registration Rights Agreement, executed by Sellers;

                (ii) Employment Agreements and Noncompetition Agreements in the
            form of Exhibit I and Exhibit J, respectively (the "Seller Employment Agreements" and Seller Noncompetition Agreements"), executed by the Individual Sellers;

                (iii) the Earnout Agreement, executed by Sellers;

                (iv) the Escrow Agreement, executed by Sellers; and

                (v) such other instruments, documents and certificates as may be reasonably requested by Purchaser of any Seller or any Target, including original stock certificates representing (i) the Shares, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank and (ii) upon request, the minute books for the Targets together with any issued capital stock shares of any Subsidiary.

         8.2 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Sellers:

            (a) Certificate Regarding Representations and Warranties. The representations and warranties made by Purchaser in ARTICLE VI hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; and Sellers shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect.

            (b) Compliance by Purchaser. Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement and each other Purchaser Transaction Agreements to which it is a party, to be performed by Purchaser on or before the Closing Date, and Sellers shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser to such effect.

            (c) Certified Resolutions. Sellers shall have received from Purchaser certificates executed by the Secretary or Assistant Secretary thereof containing true and correct copies of resolutions duly adopted by Purchaser's board of directors approving and authorizing this Agreement and each of the other Purchaser Transaction Agreements to which it is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

            (d) No Injunction; Etc. No action, proceeding, investigation, regulation, or legislation shall be pending or threatened, which seeks to enjoin, restrain, or prohibit Sellers, or to obtain damages from Sellers, in respect of the consummation of the transactions contemplated hereby.

            (e) Legal Matters. All authorizations, orders, or approvals of any Governmental Authority required to consummate the transactions described in this Agreement shall have been obtained.

            (f) Satisfaction with Documents. The form and substance of all certificates, assignments, orders and other documents and instruments hereunder shall be reasonably satisfactory to Sellers and Sellers' counsel.

            (g) Good Standing. Seller shall have received certificates of status, good standing or existence from the Colorado Secretary of State with respect to Purchaser, dated as of a recent date acceptable to Sellers' counsel.

            (h) Election of Sellers' Designee to Board of Directors. In the event Purchaser elects to pay the Alternative A Purchase Price, Purchaser shall, simultaneously with the Closing, appoint an individual designated by Seller to be a member of Purchaser's board of directors ("Sellers' Board Designee") to fill the vacancy existing on Purchaser's board of directors as of the signing date of this Agreement, subject to the provisions of Purchaser's bylaws.

            (i) Additional Items to be Delivered at Closing by Purchaser. Purchaser shall deliver or shall cause to be delivered the following items to the appropriate party at the Closing:

                (i) the Alternative A Purchase Price or the Alternative B
            Purchase Price, whichever applies;

                (ii) the Registration Rights Agreement, executed by Purchaser;

                (iii) Sellers' Employment Agreements, executed by Purchaser;

                (iv) the Earnout Agreement, executed by Purchaser;

                (v) the Escrow Agreement, executed by Purchaser; and

                (vi) such other instruments, documents, and certificates as may be reasonably requested by Sellers of Purchaser.

                                  ARTICLE IX.

                                 INDEMNIFICATION

         9.1 Purchaser Claims for Indemnification. Subject to the limitations set forth in Section 9.2, Sellers, jointly and severally (except that with respect to Section 9.1(c) or 9.1(f) below regarding which the indemnification obligations shall be several not joint and several), agree to indemnify and hold Purchaser and the officers, directors and Affiliates thereof (the "Purchaser Indemnitees") harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, amounts paid in settlement, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation, preparation and defense, and reasonable attorneys' fees and expenses, and in cases of claims by more than one indemnitee, without duplication of damages payable by Sellers with respect to any indemnifiable event, (collectively, "Losses"), arising out of, based upon, attributable to or resulting from, directly or indirectly:

            (a) Any breach of any representation or warranty on the part of any Seller contained in ARTICLE IV;

            (b) Any pending or threatened Legal Proceeding (whether or not referred to in a Schedule to this Agreement) against any Target as of the Closing Date or any Legal Proceedings initiated against a Target after the Closing Date which arise out of any pre-Closing act or omission or any Target;

            (c) Any breach of any representation, warranty, agreement or covenant on the part of any Seller contained in or pursuant to this Agreement or any Seller Transaction Agreements; provided, any breach by a Seller under ARTICLE V or a Seller Transaction Agreement to which it is a party shall result in liability on a several and not joint and several basis; and;

            (d) Taxes imposed on any Target for any taxable year or period that ends on or before the Closing Date which is not properly accrued in accordance with Section 7.11(h);

            (e) Any Losses to Targets as a result of the failure by Sellers to cause the termination of the Bienstock Consulting Agreement or to execute the Settlement Agreement and Release of Claims effective as of a date prior to the Closing, including without limitation, (i) all amounts paid to Bienstock under the Bienstock Consulting Agreement on or after the Closing, (ii) Taxes payable by Targets as a result of any payments required to be made by Targets under the Bienstock Consulting Agreement, and/or (iii) Losses to Targets as a result of disallowed Tax deductions by virtue of payments required to be made under the Bienstock Consulting Agreement.

            (f) The fraud or intentional misrepresentation of any Seller in connection with any representation, warranty or covenant made by any Seller in this Agreement or in any way pertaining to the transactions contemplated herein or in any Seller Transaction Agreement to which such Seller is a party; provided, any fraudulent or intentional misrepresentation by a Seller under ARTICLE V or a Seller Transaction Agreement to which it is a party shall result in liability on a several and not joint and several basis.

     9.2 Limits on Purchaser Claims for Indemnification.

            (a) Except as otherwise provided in this Section 9.2, the maximum amount of Losses recoverable by the Purchaser Indemnitees under Section 9.1(a) through 9.1(c) shall not exceed (i) the Alternative A Escrow Amount in the event Purchaser elects to pay the Alternative A Purchase Price, or (ii) the Alternative B Escrow Amount in the event Purchaser elects to pay the Alternative B Purchase Price (the amount described in (i) and (ii), whichever applies, is hereinafter referred to as the "Purchaser's Indemnification Cap"). The Purchaser's Indemnification Cap shall not apply to indemnification claims for Losses ("Claims") (A) under Section 9.1(e), or 9.1(f) based on fraud or intentional misrepresentation, or (B) with respect to representations, warranties or covenants made under Section 4.1 (Capitalization; Legal Status; Qualification; Title to Shares), Section 4.4 (Ownership of Assets),
         Section 4.5 (Financial Statements), Section 7.3 (Opening Financial Statements), Section 4.11 (Environmental Laws), Section 4.12(e) (Intellectual Property and Information Technology) or any representation, warranty, covenant or agreement made by Sellers in any way pertaining to Taxes, the Bienstock Consulting Agreement (or termination thereof) or made in any Seller Noncompetition Agreement (collectively, the "Uncapped Sections").

            (b) Individual Claims which are less than $5,000 each shall not be payable by Sellers until the aggregate amount of such individual Claims exceeds $50,000 (the "Basket"). Thereafter, all Claims (including all Claims initially covered by the Basket) shall be paid dollar for dollar, subject to the provisions contained in Section 9.2(a). Notwithstanding the foregoing, (i) the Basket shall not apply to Claims under any Uncapped Section; and (ii) nor shall the Basket apply to any individual Claim in excess of $5,000, and such Claims described in (i) and (ii) of this sentence shall be paid dollar for dollar.

            (c) The representations and warranties contained in this Agreement shall survive the Closing notwithstanding any due diligence investigation or examination of Sellers or any Target by Purchaser. Claims under Section 9.1(a) through (c) may be asserted at any time prior to July 2, 2007, except that Claims under Section 9.1(d) with respect to Taxes, Section 9.1(e) with respect to the Bienstock Consulting Agreement, or Section 9.1(f) based on fraud or intentional misrepresentation or with respect to any Uncapped Section, shall survive until expiration of the applicable statute of limitations or the sixth anniversary of the Closing Date, whichever occurs first.

         9.3 Purchaser Indemnification. Purchaser hereby agrees to indemnify and hold Sellers harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:

            (a) Any breach of any representation, warranty, agreement or covenant on the part of Purchaser contained in or made pursuant to this Agreement or the Purchaser Transaction Agreements;

            (b) Any post-Closing Date act or omission of Purchaser or any Target; and

            (c) Fraud or any intentional misrepresentation of Purchaser in connection with the transactions contemplated hereby or in any Purchaser Transaction Agreement.

         No Claims or series of Claims for Losses shall be payable by Purchaser until the aggregate of the Losses claimed first exceeds the Basket. Thereafter, all Claims (including all Claims initially covered by the Basket) shall be paid dollar-for-dollar, up to a cap of (x) $1,000,000 in the event Purchaser pays the Alternative A Purchase Price, or (y) $500,000 in the event Purchaser elects to pay the Alternative B Purchase Price (either such cap, the "Sellers' Indemnification Cap"). Notwithstanding the foregoing, neither the Basket nor Sellers' Indemnification Cap shall apply to Claims under Section 9.3(b) or 9.3(c) based on fraud or intentional misrepresentation or based on Section 6.2 (Authority) and Section 6.6 (Securities Filings) and such Claims described in this sentence shall be paid dollar-for-dollar. Claims under Section 9.3(a) and
Section 9.3(b) may be asserted at any time prior to July 2, 2007, except that Claims under Section 9.3(c) based on fraud or intentional misrepresentation or based on Section 6.2 or Section 6.6 shall survive until the expiration of the applicable statute of limitations or the sixth anniversary of the Closing Date, whichever occurs first.

     9.4 Assertion of Claims.

            (a) Claims must be asserted as promptly as practicable and within the time periods allowed by Sections 9.2 and 9.3. Each notice of a Claim must be given to Sellers or the Purchaser, as the case may be, as provided in Section 11.3 of this Agreement (Notices), set forth in reasonable detail the basis for the Claim, and cite the Section of this Agreement under which the Claim arises.

            (b) Within thirty (30) days after the receipt of a Claim, Sellers or Purchaser, as the case may be, must give the other party notice that such party either agrees with the Claim or disputes it. If no notice is given within that period, the other party shall be conclusively presumed to have agreed with the Claim. If the other party timely objects to the Claim, the parties shall negotiate in good faith to determine the amount, if any, of the Losses. If no resolution of the Claim has occurred within thirty (30) days after the receipt of the Claim, then a party may institute proceedings in a court of competent jurisdiction to resolve the Claim.

     9.5 Source of Recovery.

            (a) Claim Asserted by Purchaser Indemnitee. When a Claim asserted by a Purchaser Indemnitee under Section 9.1 has been Finally Resolved, the amount of the Claim, subject to any limitation contained in this Agreement, shall be paid first out of the Escrow Amount, provided that any such payment shall be made in accordance with the terms of the Escrow Agreement and, to the extent the Escrow Amount is insufficient to satisfy the amount of the Claim, shall, at Purchaser's election, be paid in cash by Sellers. Any payments out of the Escrow Amount or in cash shall be paid to Purchaser's Indemnitees within ten (10) business days after the amount of the Claim has been Finally Resolved and Purchaser has given notice making demand for such payment. Any amounts not paid within such period shall accrue interest until paid, at the rate of ten percent (10%) per annum.

            (b) Claim Asserted by Sellers. When a Claim asserted by Sellers under Section 9.3 has been Finally Resolved, Purchaser shall pay to Sellers in cash the amount of the Claim within ten (10) business days after the amount of the Claim has been Finally Resolved and Sellers have given notice making demand for such payment. Any amounts not paid within such period shall accrue interest until paid, at the rate of ten percent (10%) per annum.

     9.6 Third Party Claims.

            (a) If any third party asserts any claim (a "Third Party Claim") against a party to this Agreement which, if successful, would entitle the party to indemnification under this ARTICLE IX (the "Indemnified Party"), the Indemnified Party shall give notice of such Third Party Claim to the party from whom the Indemnified Party intends to seek indemnification (the "Indemnifying Party"), and the Indemnifying Party shall have the right to assume the defense and, subject to Section 9.6(b), settlement of such Third Party Claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed). Upon the reasonable request of the Indemnifying Party, the Indemnified Party shall cooperate with and provide information to the Indemnifying Party in connection with any Third Party Claim that the Indemnifying Party has elected to defend. The failure of the Indemnified Party to notify the Indemnifying Party of such Third Party Claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such Third Party Claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such Third Party Claim at its own expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the Third Party Claim. If the Indemnifying Party fails or does not assume the defense of any such Third Party Claim within thirty (30) days after written notice of such Third Party Claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 9.6(b), settle such Third Party Claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

            (b) If the Indemnifying Party does not assume the defense of a Third Party Claim involving the asserted liability of the Indemnified Party under this ARTICLE IX, settlement of such Third Party Claim may be made by the Indemnified Party without the prior written consent of the Indemnifying Party. If the Indemnifying Party assumes the defense of such a Third Party Claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent, which consent shall not be unreasonably withheld or delayed, unless (A) the sole relief provided is monetary damages that have been paid or otherwise satisfied in full by the Indemnifying Party, and (B) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such Third Party Claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                                   ARTICLE X.

                                   TERMINATION

     10.1 Termination of Agreement. This Agreement may be terminated as provided below:

            (a) The Purchaser and Sellers may terminate the Agreement by mutual written consent at any time prior to the Closing.

            (b) (i) The Purchaser may terminate this Agreement by written notice to Sellers if the Closing shall not have occurred on or before February 10, 2006 (the "Drop Dead Date"); provided, however, the Purchaser shall have the right in its sole discretion to extend the Drop Dead Date to March 31, 2006 (the "Extended Drop Dead Date") upon written notice delivered to Sellers on or before February 10, 2006; and (ii) either Sellers or Purchaser may terminate this Agreement by written notice if the Closing shall not have occurred on or before the Extended Drop Dead Date (if extended by Purchaser). Notwithstanding the foregoing, if the Closing shall not have occurred on or before the Extended Drop Dead Date due to a material breach of this Agreement by Purchaser or Sellers, the breaching party may not terminate this Agreement pursuant to this Section 10.1(b).

            (c) The Purchaser may terminate this agreement upon written notice to Sellers if the Purchaser has previously provided Sellers written notice of any material inaccuracy in or material breach of any representation or warranty contained in ARTICLE IV or ARTICLE V, or a failure to perform or comply in any material respect with any covenant or obligation of Sellers contained in this Agreement, and Sellers have failed, within five (5) days after the date of such notice, to properly remedy such inaccuracy or to perform or comply with such covenant or obligation or provide reasonably adequate assurance as to Sellers' ability to promptly remedy such inaccuracy or perform or comply with such covenant; provided, however, that the Purchaser shall not have the right to terminate this Agreement under this Section 10.1(c) if (i) the Purchaser is then in material breach of this Agreement or (ii) the breach or breaches by Sellers would not result in the failure of the condition contained in Section 8.1(a) or 8.1(b) to be satisfied.

            (d) The Purchaser may terminate this agreement upon written notice to Sellers upon any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on the condition (financial or otherwise), business, capitalization, Assets, Liabilities, results of operations or prospects of any Target.

            (e) Sellers may terminate this agreement upon written notice to the Purchaser if Sellers have previously provided the Purchaser written notice of any material inaccuracy in or material breach of any representation or warranty contained in ARTICLE VI, or a failure to perform or comply in any material respect with any covenant or obligation of the Purchaser contained in this Agreement, and the Purchaser has failed, within five (5) days after the date of such notice, to properly remedy such inaccuracy or to perform or comply with such covenant or obligation or provide reasonably adequate assurance as to the Purchaser's ability to promptly remedy such inaccuracy or perform or comply with such covenant; provided, however, that the Seller shall not have the right to terminate this Agreement under this
         Section 10.1 if (i) any Seller is then in breach of this Agreement or
         (ii) the breach or breaches by the Purchaser would not result in the failure of the condition contained in Section 8.2(a) or 8.2(b) to be satisfied.

     10.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

                                  ARTICLE XI.

                                    GENERAL

     11.1 Amendments. This Agreement may only be amended by an instrument in writing executed by Purchaser and Sellers.

     11.2 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

     11.3 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           If to Purchaser, to:

                    New Frontier Media, Inc.
                    7007 Winchester Circle, Suite 200
                    Attention: Michael Weiner, Karyn Miller and George Sawicki Boulder, CO 80301
                    Facsimile: (303) 444-0848


           With a copy (which shall not constitute effective notice) to:

                    E. Lee Reichert, Esq.
                    Kamlet Shepherd & Reichert, LLP
                    1515 Arapahoe Street, Tower 1, Suite 1600
                    Denver, Colorado 80202 Facsimile:
                    (303) 825-1185

           If to Greenberg or the Greenberg Trust:

                    c/o Marc Greenberg
                    4211 Roma Court
                    Marina del Rey, California  90292

           With a copy (which shall not constitute effective notice) to:

                    Michael Wolf, Esq.
                    Wolf, Rifkin, Shapiro & Schulman, LLP
                    11400 West Olympic Blvd., 9th Floor
                    Los Angeles, California  90064-1582
                    Facsimile:  (310) 479-1422

           If to Goldberg or the Goldberg Trust

                    c/o Richard Goldberg
                    512 11th Street
                    Santa Monica, California  90402

           With a copy (which shall not constitute effective notice) to:

                    Michael Wolf, Esq.
                    Wolf, Rifkin, Shapiro & Schulman, LLP
                    11400 West Olympic Blvd., 9th Floor
                    Los Angeles, California  90064-1582
                    Facsimile:  (310) 479-1422

     11.4 Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that Purchaser may assign any or all of its rights, interest and obligations (except its obligations with respect to payment of the Alternative A Stock Consideration) hereunder to any of its wholly-owned Subsidiaries (provided that no such assignment shall discharge Purchaser from any such obligations). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

     11.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

     11.6 Entire Agreement. This Agreement and the other Transaction Agreements (including the exhibits and schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

     11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

     11.8 Arbitration. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement (including any Claims for indemnification under ARTICLE IX) that may be brought against any of the parties shall be submitted to binding arbitration before the American Arbitration Association ("AAA") or any other individual or organization on which the parties agree or which a court may appoint. It is understood that both sides are hereby waiving the right to a jury trial. The arbitration shall be initiated in Boulder, Colorado and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within six (6) months of a party's actual knowledge of the occurrence of facts or circumstances which give rise to the claim. Each party shall be entitled to take any discovery as is permitted by the arbitrator. The arbitrator shall render an award which conforms to the facts, as supported by competent evidence, and the law as it would be applied by a court sitting in the State of Colorado. The cost of arbitration shall be advanced equally by the parties; however, the arbitrator shall award the prevailing party all of the its costs of arbitration and reasonable attorneys' fees. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award. Notwithstanding the foregoing, Sellers or Purchaser may file with an appropriate state court sitting in the County of Boulder, State of Colorado, a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of such a claim for injunctive relief shall not allow any party hereto to raise any other claim outside of arbitration.

     Except otherwise expressly provided herein, each party to this Agreement shall bear its own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby.

     11.9 Release of Information; Confidentiality. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements, or any private disclosure to any third party of the price or any other material term, concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any legally required communication by any party and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with copies of all drafts of the proposed text.

         11.10 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

     11.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

     11.12 General Release. In consideration of this Agreement and full payment of the Purchase Price, except for (i) MRG's continuing obligation to indemnify Greenberg or Goldberg as required by applicable Law; and (ii) Targets' obligations to repay to Sellers the amounts owing under the Seller Loans, if at all (subject to and in accordance with Section 7.9), each Seller hereby releases, acquits, and forever discharges the Targets, all Affiliates, and any officer, manager, director, fiduciary, agent, employee, representative or attorney of any Target or any Affiliate, and any successors and assigns of any of the foregoing (collectively the "Released Parties"), from and against any and all claims, liabilities, obligations, promises, agreements, controversies, damages, suits, rights, demands, costs, losses, debts, expenses, or causes of action of any kind whatsoever, based upon any theory of federal, state or local statutory, regulatory or common law, and any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, or whether known or unknown, that may be or could have been asserted, with respect to such Seller's investment in any Target. Each Seller (a) makes this waiver and release with full knowledge that it may be releasing presently unknown or unsuspected claims, (b) has had the opportunity to be advised by its independent legal counsel with respect to, and is familiar with Section 1542 of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR", and (c) expressly waives any and all rights which it may have under Section 1542 of the California Civil Code, or any other state or federal statute, regulation or common law principle of similar effect.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed as of the date first above written.

                                   PURCHASER:

                                   NEW FRONTIER MEDIA, INC.,
                                   a Colorado corporation



                                   By:   /s/ Michael Weiner
                                      ---------------------------
                                   Name: Michael Weiner
                                        -------------------------
                                   Its:  Chief Executive Officer
                                       --------------------------


                                   SELLERS:


                                   MARC LAURENCE GREENBERG TRUST



                                   By:   /s/ Marc Greenberg
                                      ---------------------------
                                   Name: Marc Greenberg
                                       --------------------------
                                   Its:  Trustee
                                      ---------------------------


                                   GOLDBERG FAMILY TRUST



                                   By:   /s/ Richard Goldberg
                                      ---------------------------
                                   Name: Richard Goldberg
                                        -------------------------
                                   Its:  Trustee
                                       --------------------------



                                   /s/ Marc Laurence Greenberg
                                   -------------------------------------
                                   Marc Laurence Greenberg, Individually



                                   /s/ Richard B. Goldberg
                                   ---------------------------------
                                   Richard B. Goldberg, Individually